ARTHUR ANDERSEN LLP



                         Appraisal & Valuation Services

                             MARINA PLAYA APARTMENTS
                             SANTA CLARA, CALIFORNIA






                             Prepared For

                             American Apartment Communities




                             DECEMBER 1,1996




                             Prepared By

                             ARTHUR ANDERSEN LLP

                             Valuation Services Group

                         [LETTERHEAD OF ARTHUR ANDERSEN]


December 1, 1996


Mr. Kevin Kaz
American Apartment Communities
615 Front Street
San Francisco, CA 94111

Re:   Marina Playa Apartments
      Santa Clara, California

Dear Mr. Kaz:

As you requested, we have inspected and appraised the above referenced property. A description of the property appraised, together with explanations of the appraisal procedures used, are presented in the body of the report.

The purpose of this appraisal is to estimate the market value of the leasehold interest in the real estate, subject to the definition of market value, the general assumptions and limiting conditions, and the certification as set forth in this appraisal report. The intended use of the appraisal is for financing purposes for American Apartment Communities and may not be disclosed to a third party.

This appraisal has been prepared in accordance with the Code of Professional Ethics and Standards of Professional Practice set forth by the Appraisal Institute and the Uniform Standards of Professional Appraisal Practice (USPAP) adopted by the Appraisal Foundation. This report may not be included or referred to in any Securities and Exchange Commission filing or other public document.

Based upon the data and conclusions presented in the attached report, it is our opinion that the leasehold market value of the subject, as of December 1, 1996, was:

                   --TWENTY MILLION FORTY THOUSAND DOLLARS --
                                 ($20,040,000)

We appreciate the opportunity to work with you on this assignment. Please call Brian E. Ginsberg at (212) 708-8197 if you have any questions or if we can be of further assistance.

Very truly you

/s/ Arthur Andersen LLP

                               TABLE OF CONTENTS

                                                                            Page

LETTER OF TRANSMITTAL .........................................................i
SUMMARY OF CRITICAL FACTS AND CONCLUSIONS ...................................iii
INTRODUCTION ..................................................................v
SCOPE OF THE APPRAISAL .......................................................vi
ASSUMPTIONS AND LIMITING CONDITIONS .........................................vii
CERTIFICATION ................................................................ix

SECTION A: SUBJECT PROPERTY IDENTIFICATION
    Subject Property Identification and Ownership History .....................1
    Purpose and Function of the Valuation .....................................2
    Property Rights Appraised .................................................3
    Effective Date of the Valuation ...........................................3

SECTION B: ANALYSIS OF THE SUBJECT PROPERTY
    Description and Analysis of the Subject Property ..........................4
    Improvements ..............................................................6
    Real Estate Taxes .........................................................9
    Zoning ...................................................................11

SECTION C: MARKET CONDITIONS
    General Conditions .......................................................12
    Neighborhood Analysis ....................................................23
    Apartment Market Overview ................................................26
    Highest and Best Use Analysis ............................................32

SECTION D: THE APPRAISAL PROCESS .............................................37

SECTION E: THE SALES COMPARISON APPROACH
    Sales Comparison Approach ................................................39
    NOI Per Unit Analysis ....................................................50
    Conclusion by the Sales Comparison Approach ..............................51

SECTION F: INCOME APPROACH
    Income Capitalization Approach ...........................................52
    Property Income Analysis .................................................53
    Operating Expense Analysis ...............................................63
    Direct Capitalization Analysis ...........................................68
    Conclusion by the Income Approach ........................................71

SECTION G: RECONCILIATION OF VALUE ESTIMATES .................................72

ADDENDA
    Property Photographs ...................................................A-73

                    SUMMARY OF CRITICAL FACTS AND CONCLUSIONS

THE SUBJECT PROPERTY

Property Name:                             Marina Playa Apartments

Property Location:                         3500 Granada Avenue
                                           Santa Clara, CA 95051

Property Type:                             Garden apartment complex

Current Owner of Record:                   American Apartment Communities, Inc.

Land:
     Acres:                                10.0 Acres
     Square Feet:                          435,600 Square Feet
     Zoning:                               PD, Planned Development/Combined
                                           Zoning

Building Area:
     Net Rentable Area (NRA):              230,804 Square Feet

Number of Units:                           272

Number of Stories:                         2

Parking:

     Number of Spaces:                     211 Uncovered spaces
                                           227 Covered spaces
                                           ---
                                           438 Parking spaces

     Ratio:                                1.61 spaces per unit

Year Built:                                1971

Property Condition and Appeal:             The subject is in good condition and
                                           is similar in physical appearance,
                                           project and unit features, and curb
                                           appeal to its competitive set.

Highest and Best Use:
     Land as Though Vacant:                Multifamily development
     Property as Improved:                 Multifamily development

Interest Appraised:                        Leasehold

Ground Lease Term:                         50 years
                                           Dec. 1969-Dec. 2019

VALUE INDICATIONS                          TOTAL             PER UNIT
                                           -----             --------

     Cost Approach                         N/A               N/A
     Sales Comparison Approach             $20,130,000       $74,000
     Income Approach                       $20,040,000       $73,676

Final Estimate of Market Value (12/1/96):  $20,040,000 $73,676

Effective Date of Valuation:               December 1, 1996

Date of Inspection:                        November 4, 1996

Marketing Period:                          9-12 months

Exposure Period:                           9-12 months

                                  INTRODUCTION

      This report was prepared for American Apartment Communities for the purpose of rendering an opinion of the market value of this property. This appraisal report describes and analyzes the prospective values of the leasehold interest in a 272-unit garden apartment complex. The improvements, which were constructed in 1971, contain a net rentable area of approximately 230,804 square feet. The improvements were found to be in generally good condition. The underlying land area is 10.0 acres or 435,600 square feet. As of date of the inspection, unit occupancy was approximately 99.3 percent. The estimated values are prospective, as they are a future date from the date of property inspection and transmittal of the report.

      This appraisal has been prepared in compliance with the Appraisal Standards Board requirements and is a self contained appraisal report. The report contains all information significant to the solution of the appraisal problem and reports all significant data in comprehensive fashion.

                             SCOPE OF THE APPRAISAL

      As part of this assignment, the appraisers made a number of independent investigations and analyses. In conducting our investigation, various governmental planning agencies were contacted for demographic data, land policies and trends, and growth estimates. Neighborhood data were supplemented by physical inspection of the defined area. Information regarding local ordinances, utilities, and other limitations on site utilization was obtained from the client and through the appropriate agencies. Both the site and the surrounding area was inspected to determine suitability for multifamily use. In addition, the local apartment market was analyzed for past trends and current data. Estimated income and occupancy levels, expenses, and income structures are based upon this market evidence.

      A diligent search for comparable data was conducted, and comparable information was obtained from both public and private sources. In the case of comparable sales and occupancy data, attempts were made to contact the buyers or sellers or other knowledgeable third parties to verify that the transactions were at arm's length, cash equivalent, and market reflective. The considered information was within the property's market area and was analyzed and adjusted where necessary for use in estimating separate value indications by the cost, sales comparison and income approaches. The income approach was deemed to be the most appropriate method to value the subject.

                       ASSUMPTIONS AND LIMITING CONDITIONS

      This appraisal report has been made with the following general assumptions and limiting conditions.

      1. No investigation has been made of, and no responsibility is assumed for, the legal description of the property being valued or legal matters, including title or encumbrances. Title to the property is assumed to be good and marketable unless otherwise stated. The property is assumed to be free and clear of any liens, easements or encumbrances unless otherwise stated.

      2. Information furnished by others, upon which all or portions of this appraisal is based, is believed to be reliable, but has not been verified in all cases. No warranty is given as to the accuracy of such information.

      3. This report has been made only for the purpose stated and shall not be used for any other purpose. Neither this report nor any portions thereof (including, without limitation, any conclusions, the identity of Arthur Andersen or any individuals signing or associated with this report, or the professional associations or organizations with which they are affiliated) shall be disseminated to third parties by any means without the prior written consent and approval of Arthur Andersen.

      4. Subject to the provision of the "Fees" paragraph of the engagement letter to which this Statement is annexed, neither Arthur Andersen nor any individual signing or associated with this report shall be required by reason of this report to give further consultation, provide testimony, or appear in court or other legal proceedings unless specific arrangements therefore have been made.

      5. This appraisal study has been made in conformance with the methodology outlined in the Uniform Standards of Professional Appraisal Practice of The Appraisal Foundation. As per your request, our study conclusions are present in report form.

      6. No responsibility is taken for changes in market conditions and no obligation is assumed to revise this report to reflect events or conditions which occur subsequent to the appraisal date hereof

      7. It is assumed that all required licenses, certificates of occupancy, consents, or other legislative or administrative authority from any local, state, or national government or private entity or organization have been or can readily be obtained or renewed for any use on which the value estimates contained in this report are based.

      8. Full compliance with all applicable federal, state and local zoning, use, occupancy, environmental and similar laws and regulations is assumed, unless otherwise stated.

      9.    Responsible ownership and competent property management are assumed.

      10. Areas and dimensions of the property were obtained from sources believed to be reliable. Maps or sketches, if included in this report, are only to assist the reader in visualizing the property and no responsibility is assumed for their accuracy. No independent surveys were conducted.

      11. It is assumed that there are no hidden or unapparent conditions of the property, subsoil, or structures that render it more or less valuable. No responsibility is assumed for such conditions or for arranging engineering studies that may be required to discover them.

      12. No soil analysis or geological studies were ordered or made in conjunction with this report, nor was an investigation made of any water, oil, gas, coal, or other subsurface mineral and use rights or conditions.

      13. We have not been engaged nor are we qualified to detect the existence of hazardous material which may or may not be present on or near the properties. The presence of potentially hazardous substances such as asbestos, urea-formaldehyde foam insulation, industrial wastes, etc. may affect the value of the properties. The value estimates herein are predicated on the assumption that there is no such material on, in, or near the property that would cause a loss in value. No responsibility is assumed for any such conditions or for any expertise or engineering knowledge required to discover them. The client should retain an expert in this field if further information is desired.

      14. Arthur Andersen's maximum liability relating to services rendered under this letter (regardless of form of action, whether in contract, negligence or otherwise), shall be limited to the fees paid to Arthur Andersen for its services under this agreement. In no event shall Arthur Andersen be liable for consequential, special, incidental, or punitive loss, damage or expense (including without limitation, lost profits, opportunity costs, etc.) even if it has been advised of their possible existence.

      15. American Apartment Communities shall indemnify and hold harmless Arthur Andersen and its personnel from and against any claims, liabilities, costs and expenses (including, without limitation, attorney's fees and the time of Arthur Andersen personnel involved but excluding consequential, special incidental or punitive damages) brought against, paid or incurred by Arthur Andersen at any time and in any way arising Out of a breach by American Apartment Communities of its obligations under this agreement

      16. This report may not be included or referred to in any Securities and Exchange Commission filing or other public document.

                                  CERTIFICATION

           WE CERTIFY THAT, TO THE BEST OF OUR KNOWLEDGE AND BELIEF...

--    the statements of fact contained in this report are true and correct

-- the reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions and are our personal, unbiased professional analyses, opinions, and conclusions:

-- we have no present or prospective interest in the property that is the subject of this report, and we have no personal interest or bias with respect to the parties involved:

-- our compensation is not contingent upon the reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value estimate, the attainment of a stipulated result, or the occurrence of a subsequent event:

-- our analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Code of Professional Ethics and the Supplemental Standards of Professional Practice of The Appraisal Institute and the Uniform Standards of Professional Appraisal Practice of The Appraisal Foundation:

-- the use of this report is subject to the requirements of The Appraisal Institute relating to review by its duly authorized representatives:

-- as of the date of this report, Brian E. Ginsberg, MAI, has completed the requirements of the continuing education program of The Appraisal
      Institute:

-- James Sullivan made a personal inspection of the property that is the subject of this report on November 4, 1996.

-- James Sullivan provided significant professional assistance to the person signing this report:

-- neither all nor any part of the contents of this report (especially any conclusions as to value, the identity of the appraiser. The Appraisal Institute or the MAI or SRA designations) shall be disseminated to the public through advertising media, public relations media, news media, sales media, or any other public means of communication without the prior written consent and approval of the undersigned: and

-- this appraisal assignment was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.



                                      /s/ Brian E. Ginsberg, MAI
                                      ---------------------------------
                                      Brian E. Ginsberg

                       A.1 SUBJECT PROPERTY IDENTIFICATION

SUBJECT PROPERTY IDENTIFICATION AND OWNERSHIP HISTORY

Property Address:                         Marina Playa Apartments
                                          3500 Granada Avenue
                                          Santa Clara, CA 9505 1

Tax Map Reference:                        290-58-019-00

Current Owner of Record:                  American Apartment Communities, Inc.

Owner's Address:                          615 Front Street
                                          San Francisco, CA 94111

Acquisition History:                      Date:  October 1, 1996
                                          Price: $20,600,000
                                          Transferred from: Madison Companies

              A.2  PURPOSE AND FUNCTION OF THE VALUATION

      The purpose of this report is to estimate the market value of the leasehold interest in the subject property. The function of this appraisal is to assist American Apartment Communities in analyzing the property for financing purposes.

      As used herein, market value is defined as:

            The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller, each acting prudently, knowledgeable, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

            a.    buyer and seller are typically motivated;

            b. both parties are well informed or well advised, and each acting in what he considers his own best interest;

            c.    a reasonable time is allowed for exposure in the open market;

            d. payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto; and

            e. the price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.(1)


----------
(1)   The Appraisal of Real Estate, Tenth Edition, 1992.

                          A.3 PROPERTY RIGHTS APPRAISED

      This appraisal values the leasehold estate of the subject property. Leasehold Estate is defined in The Language of Real Estate Appraisal Second Edition, page 106, as "an ownership interest in real estate held by a tenant during the term of a lease."

                       A.4 EFFECTIVE DATE OF THE VALUATION

      The effective date of value is December 1, 1996. The date of our physical inspection of the subject property was November 4, 1996.

                      B.1 ANALYSIS OF THE SUBJECT PROPERTY

LOCATION:

      The subject is located on the east side of Lawrence Expressway, just south of its intersection with El Camino Real in the city of Santa Clara, a community located in northwest Santa Clara County within the San Jose PMSA. The property benefits from a suburban location in a predominantly residential neighborhood, within close proximity to major transportation corridors such as U.S. 101, I-280, and 1-880. The property is located approximately 2 miles northwest of the city of San Jose and 50 miles south of San Francisco.

LAND:

      Size and Configuration: The subject parcel is trapezoidal in shape and includes 10.0 acres, or 435,600 square feet. The entire parcel is assumed to be usable.

      Frontage and Accessibility: The subject property has 324.9 linear feet of frontage along the south side of Granada Avenue, a two-lane road extending east-west from its intersection with Lawrence Expressway. The subject property also has 525. 1 linear feet of frontage along the east side Lawrence Expressway. Overall, the property is very accessible from Lawrence Expressway and is within close proximity to neighborhood amenities and retail services.

      The frontage on Lawrence Expressway is considered very good and provides for one of four points of ingress/egress to the property. Two points of ingress/egress are located along Granada Avenue and the fourth is located on Flora Vista Avenue.

      Topography: The subject parcel is level and at grade with Granada Avenue. The parcel includes dense foliage along the perimeter and a small lake in the interior. The property has attractive landscaping with a significant amount of mature trees and shrubbery.

      Floodplain: According to F.E.M.A. Community Map Panel No. 060350-0004C, dated July 16, 1980, the site is located within Zone B, which is defined as an area of moderate or minimal flooding located between the limits of the 100-year floodplain and the 500-year floodplain.

      Soil and Subsoil Conditions: We are unaware of any subsoil conditions which would adversely affect the use of the subject property. Please refer to the Assumptions and Limiting Conditions.

      Utilities and Public Services: All public utilities are available to the site.

      Easements and Encroachments: Typical utility and access easements are in place. These easements do not appear to adversely affect the property.

      Development of Adjacent Sites: The surrounding area is generally developed with multifamily residential development of similar age, quality and appearance to the subject. Surrounding uses are well maintained. Additional information is provided in the Neighborhood Analysis section, but the following is a summary of adjacent and surrounding property uses.

      North: Multifamily residential development and the California Department of Motor Vehicles

      East:  Multifamily residential development

      South: Multifamily residential development

      West:  Multifamily residential development

      Conclusion: The subject is well located in an attractive suburban location. It benefits from good visibility and access from Lawrence Expressway. The size, configuration, and topography of the subject are adequate for a wide variety of uses. Overall, the subject site is considered a highly desirable multifamily site.

                                [GRAPHIC OMITTED]

SITE PLAN
---------

MARINA PLAYA APARTMENTS
SANTA CLARA, CALIFORNIA

                                [GRAPHIC OMITTED]

FLOODPLAIN MAP
--------------

MARINA PLAYA APARTMENTS
SANTA CLARA, CALIFORNIA

IMPROVEMENTS:

      Introduction: The subject property is a garden-style apartment complex containing 272 units completed in 1971. The complex contains fourteen, two-story buildings with wood exteriors and flat roofs. The buildings are configured around a small central lake and two pool areas. As a result of the configuration of the buildings, the property presents a low density environment.

      The apartment mix consists of eight floor plans: one junior, one-bedroom, one-bath style; three different one-bedroom, one-bath unit styles; one, two-bedroom, one-bath style: two different two-bedroom, two-bath unit styles; and a three-bedroom, two-bath unit style. The property is most heavily weighted toward one-bedroom units which account for over 63 percent of the total number of units. As a result, the average unit size is approximately 846 square feet. Project amenities include a two-story clubhouse, a billiard room, an exercise room, saunas, four hotel-type guest rooms, a restaurant, two swimming pools, a spa, and two lighted tennis courts. The complex contains four laundry facilities which are located in different buildings. The property also offers 227 covered carports.

      Apartment unit features include wall-to-wall carpeting, air conditioning in the living room, garbage disposals, dishwashers, ceiling fans in 40 of the larger units and fireplaces in the eight two-bedroom, two-bath, den units. Rent includes water and sewer and garbage collection. The buildings have exterior entrances with four units (two on the lower level and two on the upper level) clustered in each entryway. The property also contains 211 uncovered parking spaces.

The table that follows provides a breakdown of the apartment unit mix.

                                    UNIT MIX

                            MARINA PLAYA APARTMENTS

                  Number     Percent of   Average Square   Total Area
Unit Type        of Units       Total          Feet        Square Feet

JR. lBR            100          36.8%           664           66,400

1BR/1BA             32          11.8%           705           22,560

1BR/1BA             20           7.4%           738           14,760

1BR/1BA             20           7.4%           805           16,100

2BR/1BA             14           5.1%           950           13,300

2BR/2BA             64          23.5%         1,070           68,480

2BR/2BA/DEN          8           2.9%         1,338           10,704

3BR/2BA             14           5.1%         1,270           17,780
                    --          ----                         -------
                                                             230,804
Total/Avg.         272         100.0%           846

---------------------
Source: American Apartment Communities

Building Area:                 230,804 net rentable square feet

Number of Buildings:           14
Number of Stories:             2
Year Completed:                1971

Structural System:

o     Foundation:Poured concrete slab.

o Building Frame: Each building is of wood frame construction on poured concrete.

o Roofing System: The roofs are flat with tar and asphalt covering. Building 2 underwent a complete roof replacement during 1995.

o     Exterior Walls: Exterior walls are predominantly wood with some stucco.

o Fenestration: Single pane in aluminum frame. The windows are original to the buildings.

Mechanical Systems:

o HVAC System: Each apartment unit is individually heated by electric. Each bedroom has a heat strip and all units are also equipped with individual wall-mounted air-conditioning units in the living room. Hot water is heated by eight gas-fired boilers located throughout the property.

o Electric: Each unit has a combination heat/air conditioning unit in the living room.

o Fire Protection System: The units are not sprinklered. However, the clubhouse is sprinklered.

o Elevators and Stairs: Each individual building contains a staircase per each 4-unit segment. There are no elevators located on the property

o     Security System: A security service patrols the property nightly.

Interior Finishes:

o Floor Coverings: Floor coverings in the apartment units are generally carpet of average quality with vinyl tile in kitchens and bathrooms. Carpets are replaced on an as-needed basis.

o Walls and Partitions: Walls in the apartment units are constructed of painted drywall on wood frame.

o Ceilings: Ceilings in the apartment units are of a textured, "popcorn-style" finish.

Site Improvements:

o Parking: The property provides 211 uncovered surface parking spaces and 227 carports, for a total of 438 parking spaces. The parking ratio is 1.61 spaces for every apartment unit.

o Landscaping: The property has fairly dense foliage along its perimeter and includes a small lake in the interior. The property has attractive landscaping with a significant amount of mature trees and shrubbery throughout.

                              B.2 REAL ESTATE TAXES

Taxing Jurisdiction(s):

      Local Government:            Santa Clara County

Tax Account Number:                290-58-019-00

Current Tax Year:                  July 1 - June 30

Current Tax Rate:                  $1.00 per $100 of assessed value plus amounts
                                   required for debt service payments.

Assessment Ratio:                  100 percent of fair market value, as defined
                                   by the jurisdiction.

Total Taxes:                       $234,131 or $860.78 per unit

Taxes Due:

      First Installment:           November 1st
      Second Installment:          February 1st

Current: According to the Santa Clara County Tax Assessment office, the taxes on the subject property are current as of the date of appraisal.

Tax Rates Established:             August of every year

Assessments Established:           March 1st of every year

Reassessment Frequency:            Annually

Tax History:                       See the table below.

                                 PROPERTY TAXES

                            MARINA PLAY A APARTMENTS

Tax Year    Total Assessment(1)     Rate/$100        Amount    Amount Per Unit
--------    -------------------     ---------        ------    ---------------

1995-96             $22,286,398         $1.04   $234,131(2)               $861

----------
(1) Total assessment includes values of land. improvements, and personal property.

(2) Based on actual tax bills. Amount slightly higher than that as indicated by the mileage rates due to additional levies for sewer service, etc.

Source: Santa Clara County Tax Assessment Office

      By law, the tax rate in Santa Clara County is limited to 1.0 percent of full cash value plus amounts required for principal and interest on voter approved bonded indebtedness. The 1.0 percent tax rate equals $1.00 per $100 of full cash value, which includes values of land, improvements and personal property (plus amounts required for debt service payments). These funds are provided for county, city, school and special district operations as well as funds to pay for tax increment financing requirements of redevelopment agencies. There also exists a rate based on the land and improvement value of the property, reflecting amounts required for sanitation, flood control and other special district debt service payments. In addition, direct assessments for sewer service, weed abatement, other fees for service and bonded assessment charges from cities and public improvement districts are then added to arrive at the gross tax for the fiscal year. Supplemental tax bills are due with any improvement to the property or with any change in title

      Santa Clara County assesses commercial property based upon the most recent purchase price of the property and assessments increase an average of approximately 2.0 percent per year. Recently sold properties, such as the subject, therefore, generally have higher assessments reflecting a value closer to the true market value. According to the Santa Clara County Tax Assessors office, it is likely that the large disparity between the assessments of the tax comparables is due to the county's policy of reassessing properties at the time of sale. The Tax Assessors office noted that sales prices have typically increased faster than the county's standard 2.0 percent assessment increase.

                                   B.3 ZONING

      The subject property is zoned PD, a Planned Development and Combined Zoning District, which was created to harmonize development within the existing community. This zoning district allows for uses that are not permitted to be combined in other zone districts. The restrictions that apply to this zoning are listed below, as cited from the Zoning Ordinance of the City of Santa Clara.

       Zoning Jurisdiction:        City of Santa Clara

       Existing Zoning:            PD, Planned Development and Combined Zoning
                                   Districts

       Permitted Uses:             Any and all uses permitted, except industrial
                                   uses limited to MH zoning districts or
                                   involving outdoor storage on more than ten percent of the lot area.

      The subject is improved as a 272-unit garden-style apartment complex. Properties zoned PD were originally evaluated on a case by case basis with no pre-defined restrictions, and then judged to be conforming or non-conforming. Any changes in use require the property to undergo a re-zoning process. The site's use as an apartment property, the height and positioning of the improvements, and the number of parking spaces all conform to the site's original zoning guidelines. The subject is considered a legally conforming use as confirmed by the City of Santa Clara Planning Department.

                              C.1 MARKET CONDITIONS

GENERAL CONDITIONS

      The subject property is located in the city of Santa Clara, in Santa Clara County, approximately 2 miles northwest of San Jose and 50 miles south of San Francisco. Santa Clara County and the San Jose PMSA are contiguous and are part of the San Francisco-Oakland-San Jose CMSA which also includes the Oakland, San Francisco, Santa Cruz-Watsonville, Santa Rosa, and Vallejo-Fairfield-Napa PMSAs. Due to the high concentration of San Jose PMSA residents in the local workforce and the expansive and naturally divided geography of the San Francisco-Oakland-San Jose CMSA, this report focuses on the San Jose PMSA. Trends in the San Jose PMSA impact the performance and value of the subject property. As such, we have analyzed these influences fully in the following section.

      The San Jose PMSA is located south of San Francisco and Oakland at the southern edge of San Francisco Bay. The PMSA's sole county, Santa Clara, covers a total land area of approximately 1,300 square miles and extends from Palo Alto/Menlo Park on the north to Gilroy on the south. Most urban development in the PMSA lies within the northwestern portion of the county, known as the Santa Clara Valley or the Silicon Valley. Communities such as Palo Alto, Mountain View, Cupertino, Sunnyvale, Santa Clara, and San Jose lie within this densely developed valley. The PMSA is bordered on the west by the Santa Cruz Mountains and on the east by the Diablo Range. While some of these hilly areas contain desirable housing, much of the PMSA's mountainous open terrain is unsuitable for residential development. In addition, a significant portion of the county's land is devoted to agricultural uses.

      The birth and growth of the computer and semi-conductor industries in Silicon Valley facilitated the San Jose PMSA's current concentration in the high-technology electronics, computer, aerospace, telecommunications, software, and bio-technology industries. These industries experienced rapid growth throughout the 1960s and 1970s which finally slowed in the mid-1980s. Increased efficiency due to downsizing and the general economic recovery have led to a resurgence in the high-tech industries in the 1990s. While high costs of conducting business have precipitated the departure of the manufacturing arms of many high-tech firms from Silicon Valley, the area remains a desired location for high-tech firms' headquarters and research and development facilities. Although Santa Clara County still has a significant agricultural base, the high-tech industries overshadow other contributors to the area's economy.

POPULATION

      Based on the 1990 census, Claritas Inc. estimates the 1996 San Jose PMSA population to be approximately 1.59 million. Currently, the San Jose metropolitan area accounts for slightly less than five percent of the state of California's total population. Population in both the PMSA and state of California grew at a faster rate than the U.S. during the 1980s. However, between 1990 and 1996, the population growth rate in the San Jose PMSA fell to a compound annual average of 1.0 percent, or slightly below the U.S. average of
1.1 percent. The population in the state of California grew at a compound annual rate of 1.5 percent over the same period. The table below sets forth population trends for the San Jose PMSA compared with those for the state of California and the United States.

                                POPULATION TRENDS

                                                                    Compound    Compound
                                                                     Annual      Annual
                                            1996          2001       Growth      Growth
             1980             1990      (estimated)   (projected)  1990-1996    1996-2001
             ----             ----      -----------   -----------  ---------    ---------
San Jose      1,295,069     1,497,577     1,593,746     1,678,380     1.0%         1.0%

California   23,667,908    29,760,022    32,242,114    34,279,984     1.3%         1.2%

USA         226,545,776   248,709,872   264,992,224   277,957,536     1.1%         1.0%

----------
Source: Claritas Inc.:  Arthur Andersen

                                [GRAPHIC OMITTED]

AREA MAP
--------

MARINA PLAYA APARTMENTS
SANTA CLARA, CALIFORNIA

      The southern and eastern portions of Santa Clara County have been capturing much of the population growth. The south county cities of Gilroy and Morgan Hill have been growing especially fast, as have Milpitas, San Jose, and adjoining neighborhoods to the south and east. In contrast, the cities located in the highly urbanized northwestern portion of the county have grown more slowly.

                               POPULATION FORECAST
                                  SAN JOSE PMSA
                                    1995-2015

                                                                                             Annual
                                                               Percent of    Percent of      Average
  Subregional                                                 Total Region  Total Region   Growth Rate
     Area            1995       2000       2010       2015        1995          2000       1995 - 2015
     ----            ----       ----       ----       ----        ----          ----       -----------
Campbell             41,800     43,400     44,500     44,200          2.6%          2.5%         0.28%

Cupertino            51,300     53,900     54,800     54,800          3.2%          3.1%         0.39%

Gilroy               38,200     45,000     58,000     65,800          2.4%          2.6%         2.76%

Los Altos            30,300     30,100     30,000     30,100          1.9%          1.8%        -0.03%

Los Altos Hills       8,600      8,800      8,800      8,800          0.5%          0.5%         0.12%

Los Gatos            32,900     33,600     33,700     33,500          2.0%          2.0%         0.09%

Milpitas             59,000     64,100     65,700     65,700          3.7%          3.7%         0.54%

Monte Sereno          3,900      3,950      3,900      3,850          0.2%          0.2%        -0.06%

Morgan Hill          33,700     38,300     46,900     51,400          2.1%          2.2%         2.13%

Mountain View        73,200     76,600     78,800     78,600          4.5%          4.5%         0.36%

Palo Alto            78,600     79,000     81,800     82,400          4.9%          4.6%         0.24%

San Jose            888,600    956,800  1,031,600  1,048,900         55.2%         55.7%         0.83%

Santa Clara          97,600    102,200    114,200    116,900          6.1%          5.9%         0.91%

Saratoga             30,500     31,200     31,100     30,900          1.9%          1.8%         0.07%

Sunnyvale           126,800    135,200    142,900    147,100          7.0%          7.9%         0.75%

Remainder            16,000     17,000     17,600     17,700          1.0%          1.0%         0.51%
                  ---------  ---------  ---------  ---------        -----         -----          ----

Santa Clara
County (San Jose
PMSA)             1,611,200  1,719,150  1,844,300  1,880,650        100.0%        100.0%         0.78%

----------
Note:   Figures differ somewhat from the prior table due to different sources.

Source: Association of Bay Area Governments. December 1995.

      Projections by the Association of Bay Area Governments further support the trend in population growth away from the Santa Clara County's mature northwest towns and toward the less developed eastern and southern regions of the county. Between 1995 and 2015, Gilroy is expected to grow at a compound annual rate of
2.8 percent and Morgan Hill is expected to grow at a compound annual rate of 2.1 percent. Over the same period, Mountain View is expected grow at compound annual rate of 0.4 percent and the city of Santa Clara is expected to grow at a compound annual rate of 0.9 percent.

EMPLOYMENT

      Most of the San Jose PMSA urban development is concentrated in northwestern Santa Clara County in the area known as Silicon Valley. With more than 4,100 high-tech companies, Silicon Valley is considered the nation's center of high technology. As a result, the economy of the San Jose PMSA relies on both the worldwide demand for its products and the United States defense budget - two main reasons for the area's loss of over 22,000 jobs between 1990 and 1992. Since that time, however, the high-tech industry has restructured itself and shifted from manufacturing to providing high-tech services, such as data processing services and research and software development. In particular, the explosion of internet start-up firms such as Mountain View's Netscape fueled job growth and attracted a highly-educated labor pool to the area. Consequently, the county of Santa Clara recovered and the San Jose PMSA became California's employment leader for 1995 with Silicon Valley accounting for over one third of California's exports.

      According to the U.S. Department of Labor, the annual average at-place employment for the San Jose PMSA increased from 845,000 in August 1995 to 877,500 in August 1996, or a net gain of over 32,000 jobs over the one-year period. The San Jose PMSA has consistently enjoyed lower unemployment rates than the national rate and the state of California as a result of its indispensable role as a high-technology research and development center. The following table displays Santa Clara County's unemployment rate for the past 6.5 years.

                              UNEMPLOYMENT TRENDS
                                   1990- 1996

                                         San Jose
              Year              PMSA     California    U.S.
              ----              ----     ----------    ----
              1990              4.0%        5.8%       5.6%
              1991              5.6%        7.7%       6.8%
              1992              6.7%        9.3%       7.5%
              1993              6.8%        9.4%       6.9%
              1994              6.2%        8.6%       6.1%
              1995              5.0%        7.8%       5.6%
              July 1996         3.8%        7.6%       5.4%
              ---------------------------------------------
              Source: U.S. Department of Labor. Bureau of
                      Labor Statistics: August 1996.

      The State of California Employment Development Department predicts a growth rate for nonagricultural wage and salary jobs of 10.5 percent during the 1992 - 1999 period with high technology leading the economy. Services, primarily business services, will become the largest industry division with data processing services expected to continue recording fast growth. Employment in manufacturing accounted for the largest industry sector until 1992 and is projected to continue to decline in importance as a result of the defense cutbacks. Retail trade is the county's third largest industry sector and is expected to grow in tandem with the county's population growth.

      The total non-agriculture wage and salary job count between 1994 and 1995 showed a net gain of over 28,000 jobs. The service and construction sectors had the largest gains with annual growths of 7.8 percent and 4.6 percent, respectively. The growth in the service sector contributed nearly 19,000 jobs. The two industry sectors which lost jobs over the period were the finance, insurance and real estate sector and the government sector, which together lost 2,800 jobs.

      During the most recent recession ending in 1992, the local economy lost 22,400 jobs from its 1990 total of 814,500 jobs, an average annual loss of 1.4 percent. Since bottoming out in 1992, the local economy has added nearly 35,900 jobs as of year-end 1995, a compound annual growth rate of 1.5 percent. The following table sets forth employment by industry within the San Jose PMSA over the past five years. However, contract and self-employed workers are not included in these figures and are projected to be significant.

                           WAGE AND SALARY EMPLOYMENT
                          BY INDUSTRY AND PLACE OF WORK
                                  SAN JOSE PMSA
                                  1990-1995

                                   (Thousands)

     Industry           1990    1991    1992      1993     1994      1995
     --------           ----    ----    ----      ----     ----      ----
     Manufacturing     258.2   251.5   236.8     231.7    226.0     229.6
     Construction       29.5    28.1    27.3      26.1     26.4      27.6
     Services          214.4   217.7   226.6     237.9    245.1     263.7
     Trade             169.0   165.0   158.6     157.7    160.3     167.6
     TCPU(1)            22.2    22.6    22.4      23.6     23.8      23.9
     FIRE(2)            31.6    31.5    31.5      31.5     30.0      28.7
     Government         89.4    89.1    88.8      87.9     88.3      86.8
     Mining               .3      .3      .2        .2       .1        .1
                       -----   -----   -----     -----    -----     -----
     Total             814.5   805.8   792.1     796.6    799.9     828.0

----------
(1)   Transportation. Communication and Public Utilities.
(2)   Finance, Insurance and Real Estate.
      Source: California Association for Local Economic Development: August
      1996.

      The county of Santa Clara is expected to maintain its position as the high-technology corporate headquarters for the nation. Hewlett-Packard's Component Group, IBM's Storage Systems Division, Fujitsu America, Sony, Hitachi, and Samsung Semiconductor, Inc. all operate in San Jose. The following table outlines the largest employers in the county.

                              TOP EMPLOYERS - 1995
                               SANTA CLARA COUNTY

     Name                             Location         Employment
     ----                             --------         ----------

Hewlett Packard Company               Palo Alto           16,000

County of Santa Clara                 San Jose            13,512

Lockheed Martin Missiles & Space      Sunnyvale          10,124

Stanford University                   Stanford            7,900

IBM Corporation                       San Jose            7,500

Kaiser Permanente Medical Center      Santa Clara         5,900

Stanford University Hospital          Palo Alto           5,500

City of San Jose                      San Jose            5,212

Applied Materials                     Santa Clara         5,100

National Semiconductor Corp.          Santa Clara         5,000

Sun Microsystems                      Mountain View       4,830

Intel Corporation                     Santa Clara         4,700

Apple Computer. Inc.                  Cupertino           4,637

S.C. Valley Health & Hospital Sys.    San Jose            4,300

Silicon Graphics                      Mountain View       3,744

----------------------------------------------
Source: San Jose Metropolitan Chamber of Commerce 1996.

INCOME

      The San Jose metropolitan area is well above national averages in terms of median household income and in a 1995 study was ranked the sixth most affluent market in the United States. The 1996 median household income for the San Jose PMSA was estimated at $58,246, or approximately 59 percent higher than the national median. It is also nearly 43 percent higher than the state of California median household income of $40,802. The PMSA income figure has increased at an annual average of 2.8 percent since 1989 and is projected to increase an additional 2.7 percent annually through the year 2001. The following table sets forth trends in median household income in the San Jose area.

                             MEDIAN HOUSEHOLD INCOME
                           SAN JOSE METROPOLITAN AREA
                             1979 - 2001 (Projected)

                                                          Compound       Compound
                                  Estimated  Projected  Annual Growth  Annual Growth
                  1979      1989     1996       2001      1989-1996      1996-2001
                  ----      ----     ----       ----      ---------      ---------
San Jose PMSA    $23,387  $48,155  $58,246    $66,490        2.8%           2.7%
California       $18,252  $35,833  $40,802    $44,209        1.9%           1.6%
United States    $16,846  $30,097  $36,625    $42,259        2.8%           2.9%

---------------------------------------
Source: Claritas, Inc., September 1996.

TRANSPORTATION

Highways Arteries

      The Bay Area's sprawling growth has made traffic a major concern for area residents. In a 1992 Association of Bay Area Governments survey concerning infrastructure problems, 48 percent of survey respondents indicated that the problems associated with roads were either at the critical or severe stage.

      Local governments are making numerous road improvements to combat the traffic problems. in the San Jose PMSA, projects in progress include a recently opened freeway in the West Valley Corridor, the widening of U.S. 101 through central San Jose, and the extension of two new freeways, Highway 85 and Highway
87. The completion of Highways 85 and 87 resulted in a 30 percent drop in commute times.

      San Jose's location positions the city as a transportation hub for both Santa Clara County and the Bay Area as a whole. The Bay Area's four major freeways, Highways 280, 680, and 880 and State Highway 101, all converge in San Jose. State Highway 101 heads south from San Jose to Los Angeles and north to San Francisco, Highway 880 North leaves San Jose for Oakland, and Highway 680 connects San Jose to Sacramento. San Jose's 70-mile expressway system includes 3 1 miles of commuter lanes.

Public Transportation/Rail Systems

      Bay Area Rapid Transit (BART) is a light rail system which connects San Francisco with surrounding counties, including those in the Oakland and San Jose PMSAs. A study is underway to determine the feasibility of extending BART to downtown San Jose. The CalTrain commuter rail serves over 20 Silicon Valley stations between San Jose and San Francisco. The new Santa Clara Light Rail Line provides service to San Jose from southern Santa Clara County. Extensions of the 20-mile Santa Clara Light Rail Line to northeast San Jose, Sunnyvale, Mountain View, and the east valley are being considered.

Air Service

      The San Jose International Airport annually transports over 8 million passengers via thirteen passenger airlines and over 1 50 million pounds of cargo. The additions of Southwest Airlines and United's entrant into the low fare market, United Express, have offset American Airlines decision to downsize its San Jose hub operations. Overall passenger traffic at San Jose International Airport increased almost 6 percent from 1994 to 1995 to a total of 8.9 million passengers. By the end of August 1996, the airport already handled over 6.5 million passengers for the year.

CONCLUSION

      The recent strengthening of the computer and high-tech industries has fueled the recovery of the inextricably linked Silicon Valley and Santa Clara County economies. The continued growth and success of computer and high-tech related start-up firms is expected to continue to inject vigor into the local economy. In addition, these industries continue to supply high-paying jobs that boost the area's already lofty median household income. As a result, the affordability of single-family and multifamily housing is expected to remain low as limited new development and strong demand conspire to spark home price and rental rate increases that much of the area's highly-paid work force can afford. Affordable housing is likely to be found farther away from the employment centers of northwest Santa Clara County and San Jose. The less developed eastern and southern regions of Santa Clara County are expected to see the bulk of new residential development and consequently are likely to harbor the majority of the region's population growth in the coming decades.

                            C.2 NEIGHBORHOOD ANALYSIS

LOCATION

      The subject property is located in the City of Santa Clara, which is located in the northwestern Santa Clara County. The City of Santa Clara is considered a desirable residential area within the county because it has good access to the area's employment centers and retail corridors. The area has one of the Bay Area's warmest and driest climates that supports a green landscape and permits year-round outdoor recreation. The City of Santa Clara is a mature, built-out community comprised largely of desirable, well-kept single-family and multifamily residential neighborhoods. Moreover, the city benefits from excellent access to U.S. 101, I-280 and I-880, which provide access to the employment and recreation options outside of the San Jose PMSA in the San Francisco and Oakland PMSAs.

      The subject is located at the southeast corner of Lawrence Expressway and Granada Avenue, just south of El Camino Real and U.S. 101. Lawrence Expressway is a heavily traveled four-lane expressway which serves as a primary north-south corridor through the western portion of the city of Santa Clara, connecting U.S. 101 and I-280. The subject is bound to the north, south, east, and west by multifamily residential development. In addition, the California Department of Motor Vehicles is located northeast of the subject on Granada Avenue.

BOUNDARIES OF NEIGHBORHOOD

      The subject's neighborhood is located in the west-central portion of the City of Santa Clara, bound to the west by Lawrence Expressway, to the east by Pomeroy Avenue, to the north by El Camino Real, and to the south by Benton Street. The neighborhood encompasses an area approximately one-half square mile and contains a large concentration of residential and commercial development.

                                [GRAPHIC OMITTED]

NEIGHBORHOOD MAP
----------------

MARINA PLAYA APARTMENTS
SANTA CLARA, CALIFORNIA

LAND USE PATTERNS

      Development along Lawrence Expressway is primarily residential in nature with pockets of commercial activity at major intersections. The subject property is located in a residential area, characterized by mid-sized garden-style apartment communities, most of which were constructed in the I 960s and 1970s. Single-family homes and duplex units are also interspersed throughout the neighborhood.

      Commercial development in the neighborhood is concentrated along El Camino Real. The subject property is located approximately one and one-half miles north of another major commercial corridor, Stevens Creek Boulevard. The subject is also located approximately one mile west of the City of Santa Clara's Central Park and two miles west of Pruneridge Golf Course.

      Multifamily projects are located off Lawrence Expressway on roads such as Granada Avenue and Flora Vista Avenue. The most proximate multifamily properties to the subject are Boardwalk and Marina Playa, both of which are located on Flora Vista Avenue. Other multifamily developments are located farther east on Granada Avenue.

NEIGHBORHOOD STAGE

      The subject neighborhood is in the stability stage, as is evidenced by the significant number of older residential and commercial properties and its largely built-out nature. New development in the area generally consists of small infill projects.

NEW DEVELOPMENT

      No major multifamily developments are currently under construction or have development approvals in the City of Santa of Santa Clara. Only one project, Nantucket (Bella Vista III), is currently awaiting approval. Interland Development plans to construct the 252-unit project at 1500 Vista Club Drive in Santa Clara.

CONCLUSION

      The subject's neighborhood is characterized as predominantly residential in nature, with areas of significant commercial development along the two main thoroughfares of El Camino Real and Lawrence Expressway. The subject property is located within close proximity to both neighborhood and regional retail shopping centers as well as a park and a golf course. Given the extensive highway network which serves the City of Santa Clara, the property is also very accessible to employment centers throughout the San Jose PMSA. Most of the residents work in Silicon Valley firms in the San Jose PMSA. The City of Santa Clara is considered an attractive residential location but has become increasingly less affordable over the past few years.

      Because there are limited sites available for new multifamily development, it is anticipated that very little new development of this type will occur in the near-term. This will affect the subject in a positive manner, by limiting the competition it faces for tenants. With the subject property's location within close proximity to major transportation arteries and commercial areas, but surrounded by established residential development, it is concluded that the subject should remain a strong competitor within its market.

                          C.3 APARTMENT MARKET OVERVIEW

      From a construction standpoint, the apartment market in the San Jose PMSA has slowed significantly since experiencing strong activity in the late 1980s. At the same time, strong demand has resulted in one of the nation's tightest rental markets as strong employment growth has attracted a steady stream of new households to the area. Development within several communities in the county remains restricted in order to safeguard open space, limit traffic, or protect property values. Consequently, as of June 1996, apartment vacancy in Santa Clara County dropped to 1.9 percent, the lowest in the entire San Francisco Bay Area. Local restricted development policies are, however, expected to loosen as housing becomes a more critical factor with the expected growth in labor demand.

MARKET SIZE

      From 1991 to 1995, multifamily building permits issued in the San Jose MSA accounted for a decreasing proportion of the total number of permits issued annually. Two years of positive multifamily permitting activity during 1993 and 1994 interrupted a declining trend in the number of multifamily permits issued in the PMSA. Although the positive fundamentals of the San Jose PMSA's multifamily housing market have sparked strong interest in new development, the local regulatory and lending environments and the paucity of developable residential land continue to slow the permitting of large-scale apartment developments. The following table outlines historical permit issuance in the San Jose PMSA.

                           HISTORICAL PERMIT ISSUANCE
                       SAN JOSE PMSA (SANTA CLARA COUNTY)
                                   1989- 1995

                                       1989    1990    1991    1992   1993   1994    1995
                                       ----    ----    ----    ----   ----   ----    ----
Single-Family Permits                 2,567   1,762   1,638   1,760  1,848  2,127   2,213
Multifamily Permits(1)                1,963   3,109   2,134   1,297  1,331  1,817   1,232
                                      -----   -----   -----   -----
Total Permits                         4,530   4,871   3,772   3,057  3,179  3,944   3,445
Multifamily as Percent of Total       43.3%   63.8%   56.6%   42.4%  41.9%  46.1%   35.8%

Multifamily Change From Prior Year       --   58.4%  -31.4%  -39.2%   2.6%  36.5%  -32.2%

----------
(1) includes apartments, condominiums and plexes
Source: Regional Financial Associates: Arthur Andersen LLP. September 1996.

      Residents of the San Jose PMSA exhibit a strong preference for rental-type units, with approximately 40 percent of total households residing in rental units. This rental ratio is above the national average of 36 percent. The San Jose PMSA's relatively high rental ratio is attributable to the low affordability of single family housing as only 43 percent of San Jose PMSA households can afford the median existing home price of $268,160. Area residents' propensity to rent is also driven by the relative youth of the local population and volatility of the high-tech Silicon Valley job market.

VACANCY

      From an occupancy perspective, the San Jose PMSA apartment market is extremely tight. For the first half of 1996, Santa Clara County had the lowest vacancy rate in the entire nine-county San Francisco Bay Area. This situation is a direct result of the recovery of the job market and the constrained construction of new units in the area. The following table outlines historical vacancy rates for the San Jose PMSA.

                            HISTORICAL VACANCY RATES
                                  SAN JOSE PMSA
                                   1993- 1996

                             Period                Average Vacancy
                             ------                ---------------
                             Dec 1993                        4.94%
                             June 1994                       4.14%
                             Dec 1994                        4.38%
                             June 1995                       3.28%
                             Dec 1995                        2.15%
                             June 1996                       1.90%

                             Source: RealData Inc.: Arthur Andersen
                                     LLP. September 1996.

      The City of Santa Clara has also had a very tight apartment market over the past year. As of June 1996, the vacancy rate in the City of Santa Clara apartment market was 2.26 percent, up slightly from 1.96 percent in December 1995.

NEW SUPPLY

      In response to the strong need for more rental housing, over 2,500 units of rental housing construction are currently in the pipeline in Santa Clara County. This figure represents more than 50 percent of the overall total for the San Francisco Bay area. Approximately 1,000 of these units will consist of affordable income housing in the city of San Jose and will not significantly impact market vacancy rates. In Cupertino, over 300 units are scheduled to be open by the end of 1996; over 250 units are planned in the city of Santa Clara; and, in Sunnyvale, a 709-unit apartment community is planned. Within the city of San Jose, in addition to the affordable income housing, a 300-unit complex is expected to open during 1996. As a result of these modest levels of new construction coupled with the projected population and employment growth, apartment vacancy rates are expected to remain extremely low in the area over the next several years.

RENTAL RATES

      Over the past two years, coinciding with the economic return of Silicon Valley, rental rates in the San Jose PMSA have risen sharply to reach an average of $1 .32 per square foot as of June 1996. This reflects an increase of over 10 percent in the first six months of 1996, leading the nine-county Bay Area and placing Santa Clara County in the highest ranking position in terms of average gross rental rate. In particular, the northwestern portion of the county is dominating the market with the city of Mountain View averaging $1.40 per square foot and the city of Santa Clara averaging $1.38 per square foot. For the near term, rental rates are expected to steadily increase until new construction impacts the available supply of units. The table below outlines average monthly rental rates for Santa Clara County as of June 1996.

                            RENTAL RATES BY UNIT TYPE
                               SANTA CLARA COUNTY
                                    JUNE 1996

                                Avg. Monthly      Avg. Monthly Rental
     Apartment Type             Rental Rates    Rates Per Square Foot
     --------------             ------------    ---------------------
     Studio                           $  747                    $1.65
     1 Bedroom/1 Bath                 $  977                    $1.41
     2 Bedroom/1 Bath                 $l,065                    $1.19
     2 Bedroom/1 Bath/+               $l,254                    $1.27
     3 Bedroom/1 Bath                 $  921                    $0.90
     3 Bedroom/1 Bath/+               $1,425                    $1.19
     4 Bedroom                        $1,400                    $0.97

     ---------------------------------------
     Source: RealData, Inc., September 1996.

                         SURVEY OF SUBJECT NEIGHBORHOOD

      An Arthur Andersen September 1996 survey of five apartment properties totaling 1,229 units (including the subject) located within the immediate neighborhood, indicated occupancy levels ranging from 97.7 to 100.0 percent, with an average of 99.1 percent. The following apartment properties are analyzed in more detail as part of the comparable rental analysis in the Income Approach section of this report.

                    SURVEY OF COMPARABLE APARTMENT PROPERTIES

                               CITY OF SANTA CLARA


                          Number            Rental            Rental
Complex                 Of Units             Rates          Rates/SF   Occupancy
-------                 --------             -----          --------   ---------

Marina Playa (Subject)     272     $1,010 - $1,650   $ 1.20 - $ 1.52       99.3%

Marina Cove                292     $1,075 - $1,400   $ 1.22 - $ 1.49      100.0%

Boardwalk                  248     $1,110 - $1,400   $ 1.47 - $ 1.61       98.8%

Laguna Clara               264     $1,l50 - $1,535   $ 1.29 - $ 1.62       97.7%

Lake Terrace               153     $  930 - $1,490   $ 1.16 - $ 1.50      100.0%

Total/Average            1,229                                             99.1%

------------------------------------
Source: Arthur Andersen Field Research, September 1996.

      Monthly rental rates in the subject's market area, according to the Arthur Andersen survey, are $930 to $1,210 for one-bedroom units ($1.30 to $1.62 per square foot); $1,190 to $1,415 for two-bedroom one-bath units ($1.16 to $1.32 per square foot); and $1,290 to $1,535 for two-bedroom two-bath units ($1.21 to $1.33 per square foot). At the subject, asking rents range from $1,010 to $1,650 ($1.22 to $1.52 per square foot) and are within the range of the competitive properties. No concessions are currently being offered at the surveyed properties or the subject.

      Based on the observed performance of the competitive properties, examined within the framework of overall market indicators, it appears that the supply and demand fundamentals in the multifamily market appear strong in the city of Santa Clara area. Moreover, modest population growth coupled with the limited new construction should continue to result in a strong apartment market. Market sources agree that vacancies are expected to remain low, with well-located complexes showing the highest occupancies. Consequently, the near-term outlook for the subject property appears very favorable.

      Santa Clara County is projected to add 29,371 households over the 1996 - 2001 period. Assuming the current rental preference of 40 percent, this household growth would translate into more than 2,300 new renters annually over the next five years. In contrast, Santa Clara County has issued an average of 1,840 new multifamily permits annually over the past seven years. Furthermore, only 2,500 new units are currently in the development pipeline in the area, only 1,500 units of which are market rate units.

                        C.4 HIGHEST AND BEST USE ANALYSIS

      The validity of an appraisal is dependent upon the consideration and conclusion of highest and best use.(3) Often expressed as "the most profitable legal use," the concept requires an analysis of many factors. Vacant land value is directly related to its highest and best use. On the other hand, an improved property may have the same or a different highest and best use than the land supporting the improvements when considered as vacant land. Therefore, for improved property, both highest and best use decisions must be separately considered, both as vacant land and as improved property. In addition to a conclusion for both the vacant land and improved property, sale and lease comparisons are usually made with properties having similar highest and best uses as the subject.

      The parameters for consideration relate to legality of use, physical possibilities, financial feasibility, and maximum economic production. Single uses, interim uses, legal non-conforming uses, speculative uses or excess land determinations require further analysis.

HIGHEST AND BEST USE OF THE LAND AS IF VACANT

      Legally permissible uses are those limited by zoning, easements and rights-of-way, deed restrictions, building codes, and environmental controls. These restrictions, discussed in Section B.2, limit the permissible uses of the subject property to single-family and multifamily uses.

      Physically possible uses are limited by size, design, topography, flood possibilities and physical capacities. The subject site contains 10.0 useable acres consisting of a nearly trapezoidally-shaped parcel. The subject property is located between the limits of the 100-year floodplain and the 500-year floodplain. Drainage and topography are acceptable for the legally permissible uses. Although we are unqualified to render an opinion of the physical load-bearing capacity of the land or its freedom

----------
(3) Highest and Best Use: "The reasonably probable and legal use of vacant land or an improved property, which is physically possible, appropriately supported, financially feasible, and that results in the highest value. (American Institute of Real Estate Appraisers. The Dictionary of Real Estate Appraisal, Second Edition, Copyright 1989, Page 149.

from hazardous materials, no nuisances were obvious at the time of inspection. It appears that all of the legally permissible uses are physically possible.

      Financially feasible uses must be supported by sufficient demand in the neighborhood to create a sufficient return to invest over the long term. In analyzing each potential highest and best use alternative, the income potential from those legally permissible and physically possible uses were considered. The income from the highest and best use should be sufficient to satisfy investor requirements and operating expenses, thereby providing a return on the land.

      Predominant land uses in the neighborhood provide indications of profitable land uses for the location of the subject property. Development in the immediate vicinity is dominated by multifamily residential uses of similar age and condition. The close proximity to major thoroughfares such as Lawrence Expressway, El Camino Real and U.S. 101, shopping centers, and employment centers add to the desirability of the location for residential use. Thus, the subject's location is suitable for multifamily development.

      Physically, this multifamily development could be in the form of either residential rental apartments or ownership condominiums. As most of the single-family residential construction in the past two years has targeted first-time home buyers, the availability of more affordable single-family housing has weakened the demand for condominiums. In addition, many area employees in the computer and high-tech industries prefer to rent instead of own to give themselves more flexibility in the dynamic, unpredictable Silicon Valley job market. Considering these issues, the highest and best use of the subject property would appear to be the development of a rental apartment complex similar to the subject.

      Our judgment of the maximally productive use of the site, therefore, centers on the potential for future income production in the City of Santa Clara apartment market as compared to the single-family market. Historically, the apartment properties in this area have maintained high occupancy levels and high rental rate levels due to strong demand for affordable housing alternatives to the single-family market. Demand is fueled by the subject's proximity to Silicon Valley and other Bay Area employment centers. In addition, many employees at fast-paced Silicon Valley firms have short-term tenure expectations and thus desire temporary housing. On the supply side, there are currently no approved additions to the multifamily supply in the City of Santa Clara. Development has been and continues to be limited by the lack of available land and the slow approvals process. Santa Clara County, however, is the most active county in the Bay Area for multifamily construction. With 776 units under construction and 2,395 units planned, Santa Clara County's construction activity dwarfs that of the other Bay Area counties. However, much of this construction involves low income or Affordable Housing Program development in urban San Jose and other areas. This construction trend indicates that current rental rate levels and vacancy rates justify new construction. However, the lack of available, properly zoned land in the City of Santa Clara continues to limit construction, warranting a strong positive outlook for the local apartment market.

      Therefore, it is our opinion that the highest and best use of the subject site, as though vacant is for multifamily residential development at the maximum allowable density.

HIGHEST AND BEST USE OF THE PROPERTY AS CURRENTLY IMPROVED

      The subject property is currently improved with a quality 272-unit garden apartment complex. In light of the existing improvements, a contrast with other uses is made for the optimal use which is also physically suitable for the site, legally permissible, economically feasible and the most profitable usage of the site.

      As earlier indicated, the highest and best use of a property as improved may differ from the highest and best use of the land as if vacant. The "as improved" analysis assists in the identity of the use that is estimated to provide the greatest overall property return on invested capital, as well as in the identification of comparable properties. Typical choices for improved property include the following usage alternatives:

                        1.    Demolition of the improvements;

                        2.    Remodeling or renovation; and

                        3.    Continued usage, as is.

DEMOLITION OF THE IMPROVEMENTS

      The implication in a highest and best use analysis is that the existing improvements should be retained and/or renovated as long as those improvements continue to contribute to the total value of the property, or until the return from a new improvement would more than offset the cost of demolishing the existing improvements and constructing alternative facilities. An analysis of the subject property reveals that the existing improvements do continue to contribute to the overall value of the subject, with no alternative use available to the site which would provide a greater return. As a result, demolition of the improvements is considered neither warranted, nor optimal from a highest and best use standpoint.

REMODELING OR RENOVATION

      This alternative would present the highest and best use of the site if the resulting increase in value would more than offset the cost of remodeling or renovating the existing improvements. In this case, no renovation or remodeling would be required to maximize the profitability of the subject property primarily due to the age of the building. The improvements are well constructed, functional, and supported by an adequate level of market demand. Renovation of the current use would not generate sufficient additional income to provide a return on the cost of any renovations.

CONCLUSION AND RECONCILIATION OF HIGHEST AND BEST USE

      In conclusion, the highest and best use of the subject property, as currently improved, is continued use as an apartment complex with ongoing upgrades of units when vacated to replace outdated carpets, appliances, and other interior unit features.

                            D.1 THE APPRAISAL PROCESS

      The purpose of this appraisal is to estimate the "as is" market value the subject property in accordance with accepted value estimating procedure. "The valuation process is a systematic procedure employed to provide the answer to a client's question about real property value. It is a model of appraisal activity, reflecting an understanding of value and the methods used in the value estimation."(4)

      There are three traditional approaches involved in the valuation of real property. These are known as the cost approach, the sales comparison approach, and the income approach. Each of the three approaches is related to the other, as they involve the gathering and analysis of sales, cost, and income data that pertain to the property being appraised.

      In the cost approach, the appraiser estimates a value by estimating the replacement cost of a structure with similar utility, deducting all forms of accrued depreciation, and adding to that the estimated value of the land. The cost approach is most reliable in estimating value of newly constructed or special purpose properties. This approach loses validity when the estimation of large amounts of physical depreciation and/or external obsolescence is required. In addition, this approach is least used by investors when evaluating apartment property acquisitions. As such, this approach has not been utilized in this appraisal report.

      In the sales comparison approach, value for the subject property is estimated by comparing it to other similar properties which have sold recently, applying the appropriate units of comparison and making adjustments to the comparables to arrive at an indicated value for the subject. In the case of the subject, market price per unit is the most commonly used unit of comparison.

----------
(4) American Institute of Real Estate Appraisers. The Appraisal of Real Estate Appraisal, Chicago, Illinois, 1989, p73.

      The income approach is the approach through which a value indication for income producing properties is estimated by converting the anticipated income stream into property value. This can be accomplished through two methods: the direct capitalization technique and the discounted cash flow analysis. Direct capitalization utilizes the anticipated annual income and capitalizes it at a market derived capitalization rate that reflects a specific pattern, return on investments and change in value over the expected holding period. The discounted cash flow method anticipates the income stream for a specified holding period as well as a reversion value, and discounts that income to a current value based on a specified yield rate. Direct capitalization is the most commonly applied technique in pricing apartment properties, especially when the property is stabilized. Given the stable nature of the subject property income and occupancy, the direct capitalization technique was used exclusively in this report.

      In all of the approaches, the most important data source is the marketplace. This applies not only to comparable sales, but also to the determination of rent levels, occupancy rates, expenses and capitalization rates. The separate value indications derived from each technique are reconciled at the end of our appraisal into a final value estimate.

                          E.1 SALES COMPARISON APPROACH

      The sales comparison approach estimates market value based on comparative analysis of recent sales of improved properties that are similar in function, size, income production and use to the appraised property. This approach to value assumes that the market will set a price for the subject in the same manner that it sets the price for comparable, competitive properties. To apply the sales comparison approach, the appraisers employ a number of appraisal principles, including the principle of substitution which holds that the value of a property that is replaceable in the marketplace tends to be set by the cost of acquiring an equally desirable substitute property. Additional considerations include examination of market conditions prevailing at the time of sale as compared to those at the date of valuation. A comparison of the subject property to the selected comparable sales was complicated by the fact that the subject property is encumbered by a long term ground lease while all of the comparables were fee simple transactions. In order to address the ground lease factor, in addition to other physical and locational differences between the subject and the comparables, the appraisers have elected to employ the net operating income comparison method in our Sales Comparison approach. The following pages contain a description of the five selected sales utilized in this analysis. This is followed by an explanation of the application of this method to the subject property, which is then followed by the appraisers value conclusion under the Sales Comparison Approach.

                               [GRAPHIC OMITTED]

IMPROVED SALE COMPARABLES MAP
-----------------------------

MARINA PLAYA APARTMENTS
SANTA CLARA, CALIFORNIA

                           COMPARABLE APARTMENT SALE 1

Location:                2326-2330 California Street
                         Mountain View, California

Grantor:                 Master Mortgage Company

Grantee:                 The Spieker Companies

Date of Sale:            April 1996

Sale Price:              $4,050,001

Financing:               Cash to seller

Year Built:              1963

Number of Units:         80

Price Per Unit:          $50,625

Overall Cap Rate:        8.98%

EGIM:                    5.63

Income Information:      NOI:               $363,772

NOI Per Unit:            $4,547

Land:                    2.02 acres

Net Rentable Area:       79,433 square feet

Occupancy at Sale:       95 percent

Property Description:    This property has two, two-story buildings in average
                         condition. Amenities include a pool, laundry, balconies and storage lockers.

                         The property has 23 one-bed units, 8 two-bed one-bath units, and 49 two-bed two-bath floorplans, with sizes ranging between 702 sq ft and 1,143 sq ft. Rental rates range from $675 to $775 per month, depending on the floorplan. The tenant is responsible for gas heat and electricity expenses.

Comments:                The property benefits from good access to El Camino
                         Real, a major regional commercial thoroughfare, and San
                         Antonio Road, which leads directly to Highway 101. The property has good visibility from California Street, a secondary road. However, the site is proximate to unsightly development.

                           COMPARABLE APARTMENT SALE 2

Location:                1035-1061 Meridian Avenue
                         San Jose, California

Grantor:                 Federal National Mortgage Assoc.

Grantee:                 Gilbert M. & Carol Meyer

Date of Sale:            March 1996

Sale Price:              $4,000,000

Financing:               N/A

Year Built:              1964

Number of Units:         82

Price Per Unit:          $48,780

Overall Cap Rate:        10.80%

EGIM:                    5.39

Information:             Effective Gross Income:    $719,197
                         Less Operating Expenses:   $287,000
                                                    --------
                         NOI:                       $432,197

NOI Per Unit:            $5,271

Land:                    3.61 acres

Net Rentable Area:       N/A

Occupancy at Sale:       97 percent

Property Description:    The complex consists of 7, two-story buildings of wood
                         frame construction, with exterior walls of stucco panels. The complex is on Meridian Avenue, with easy access to SW Expressway. The property is in average condition. Project amenities include a pool, laundry facilities, balconies and patios.

                         The property contains 30 one-bedroom one-bath units and 52 two-bedroom one-and-a-half bath units. The tenant is responsible for gas heat and electricity expenses.

Comments:                The property is in an older, less attractive
                         residential development. The improvements are currently undergoing a major renovation.

                          COMPARABLE APARTMENT SALE 3

Location:                Kingdale Oaks
                         1919 Fruitdale Avenue
                         San Jose, California

Grantor:                 Marie Helen Pejcha

Grantee:                 M/M Richard Tod & Catherine Spieker

Date of Sale:            August 1995

Sale Price:              $16,760,000

Financing:               Cash equivalent

Year Built:              1970

Number of Units:         331

Price Per Unit:          $50,634

Overall Cap Rate:        9.34%

EGIM:                    6.01

Income Information:      NOI:        $1,565,000

NOI Per Unit:            $4,728

Land:                    11.76 acres

Net Rentable Area:       N/A

Occupancy at Sale:       95.6 percent

Property Description:    This garden apartment complex is located on Fruitdale
                         Avenue near the juncture of I-280 and I-880. The complex consists of four two-story buildings, two one-story buildings, and nine three-story buildings of wood frame construction, with exterior walls of stucco.
                         Project amenities include two heated pools, pool-side grills, a spa, laundry facilities, a recreation room, balconies, patios and elevators. The property offers studios, one-bed/one-bath units, two-bed/one-bath units, two-bed/two-bath units, three-bed/two-bath units.

                           COMPARABLE APARTMENT SALE 4

Location:                Spring Creek Apartments
                         Formerly known as La Casa Granada Apartments
                         100 Buckingham Drive
                         Santa Clara, California

Grantor:                 State Street Bank & Trust Company

Grantee:                 Avery Investments Partnership

Date of Sale:            April 1995

Sale Price:              $8,875,000

Financing:               Cash to seller

Year Built:              1968

Number of Units:         140

Price Per Unit:          $63,392

Overall Cap Rate:        10.21%

EGIM:                    5.62

Income Information:      Gross Annual Income:       $1,501,494
                         Less Operating Expenses:      595,000
                                                    ----------
                         NOI:                       $  906,494

NOI Per Unit:            $6,475

Land:                    5.35 acres

Net Rentable Area:       145,844

Occupancy at Sale:       95 percent

Property Description:    The complex consists of twelve two-story buildings of
                         wood frame construction with stucco exteriors. The property is located on a secondary residential street, Buckingham Drive, which leads directly to Stevens Creek
                         Boulevard, a major east-west thoroughfare, and indirectly to I-280 and I-880. Project amenities include laundry facilities, balconies, storage lockers and patios.

                         The apartments consist of the following mix:

                                Unit         Number     Size

                                1BR/1BA        20       758 SF

                                2BR/2BA       108       1,063-1,025 SF

                                2BR/2BA        12       1,276 SF

Comments:                Rental rates range from $1,050 to $1,075 for the
                         one-bedroom units, $1,295 to $1,525 for the two-bedroom two-bath units, and $1,630 to $1,655 for the three-bedroom two-bath units.

                         The property has undergone substantial renovations since the time of the sale.

                           COMPARABLE APARTMENT SALE 5

Location:                Hidden Willows
                         840-850 Meridian Avenue
                         San Jose, California

Grantor:                 The Willows Equity Partners

Grantee:                 Hidden Willows, Ltd.

Date of Sale:            January 1995

Sale Price:              $7,725,000

Financing:               $2,334,701 down (30%)

Year Built:              1978

Number of Units:         112

Price Per Unit:          $68,973

Overall Cap Rate:        8.63%

EGIM:                    6.94

Income Information:      Gross Annual Income:       $1,057,225
                         Less Operating Expenses:      390,665
                                                    ----------
                         NOI:                       $  666,560

NOI Per Unit:            $5,951

Land:                    3.28 acres

Net Rentable Area:       N/A

Occupancy at Sale:       95 percent

Property Description:    The complex consists of eleven two-story buildings,
                         with wood frames and stucco exteriors. The property is in good condition. Amenities include a pool, a spa, air conditioning, laundry facilities, balconies, patios, storage lockers and a clubhouse.

                         There are 74 one-bedroom/one-bath units and 38 two-bedroom/two-bath units.

Comments:                Current asking rental rates range from $775 for the
                         one-bedroom units and $925 for the two-bedroom units.

                         This complex is an established garden apartment community located on Meridian Way near the intersection of three major roads: the Southwest Expressway, I-280, and Meridian Avenue. Access to the property is difficult.

                         E2. NET OPERATING INCOME (NOI)
                                PER UNIT ANALYSIS

      An indication of value for the subject property can be estimated by comparing the NOI per unit of the sales with the estimated NOI per unit of the subject (as projected in the Income Approach). In this technique, the NOI for the comparables are arrayed in descending order. Using the actual NOI (including ground lease expenses) for the subject of $7,056 per unit from the income approach, it is placed in the continuum of the comparable properties. The placement of the subject in the continuum results in an indicated value per unit. The following table shows the subject with respect to the comparables based on NOI per unit.

                     COMPARABLE SALES RANKED BY NOI PER UNIT

Sale No.        Sale Date       Occupancy  Sale Price/Unit   OAR    NOI Per Unit
--------        ---------       ---------  ---------------   ---    ------------

Sale No. 5      Jan. 1995         98.0%        $68,973       8.63%     $5,951
Sale No. 4      Apr. 1995         95.0%        $63,392      10.21%     $6,475
Sale No. 3      Aug. 1995         95.6%        $50,634       9.34%     $4,728
Sale No. 1      Apr. 1996         95.0%        $50,625       8.98%     $4,547
Sale No. 2      Apr. 1996         97.0%        $48,780      10.80%     $5,271
Subject     As of Dec. 1, 1996    98.0%                                $7,056

      The NOI per unit of the comparables range from $4,547 to $6,475 per unit. The corresponding actual sale prices range from $48,780 to $68,973 per unit. As estimated in the income approach, the subject has an NOI of $7,056 per unit. This NOI places the subject slightly above the top of the range.

      In addition to this estimate, a second analysis of NOI per unit is applied. In this analysis, direct adjustments to the properties' sale prices were applied based on the percent difference between the sale's NOI and the subject's NOI. The following table summarizes the direct adjustment process.

                           SUMMARY OF NOI ADJUSTMENTS

                   Sales               Subject's    Percent     Adjusted
     Sale No.   Price/Unit  NOI Unit   NOI Unit    Difference   Price/Unit
     --------   ----------  --------   --------    ----------   ----------
        1        $50,625     $4,547     $7,056       55.18%       $78,560
        2        $48,780     $5,271     $7,056       33.86%       $65,297
        3        $50,634     $4,728     $7,056       49.24%       $75,566
        4        $63,393     $6,475     $7,056        8.97%       $69,079
        5        $68,973     $5,951     $7,056       18.57%       $81,781

                 E3. CONCLUSION BY THE SALES COMPARISON APPROACH

      Through the NOI adjustment process, the indicated value of the subject ranges from $65,297 to $81,781 per unit. Based on this analysis, Sales Nos. 4 and 5 appear to be the most comparable due to their similarity to the subject and the relatively small adjustments required. A value of $74,000 per unit, or approximately $20,130,000 (rounded) is concluded as the leasehold value for the subject based on the NOI per unit analysis.

                        F. INCOME CAPITALIZATION APPROACH

The Income Capitalization Approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

The direct capitalization methodology uses a single year's stabilized net operating income as a basis for a value indication. It converts estimated "stabilized" annual net operating income to a value indication by dividing the income by a capitalization rate. The discounted cash flow (DCF) analysis focuses on the operating cash flows expected from the property and the anticipated proceeds of a hypothetical sale at the end of an assumed holding period. These amounts are then discounted to their present value. The discounted present values of the income stream and the reversion are added to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method puts more weight on income projected in the early years than income and sale proceeds to be received later.

The direct capitalization method is normally appropriate for properties with relatively stable operating histories and expectations, or properties that can be expected to reach stabilization within a short period of time. Apartments, except for new construction, are typically analyzed by the direct capitalization approach, assuming that they are at a stabilized occupancy level. We consider the subject to be reaching a stabilized occupancy level and have applied only the direct capitalization method. This approach requires an estimation of the subject's income and expenses in order to forecast net operating income, which is then converted to a value indication by use of the direct capitalization analysis.

Direct Capitalization

The direct capitalization approach is based upon an estimate of the property's income in a year of stabilized occupancy. We first estimated effective income from apartment rents and other sources, and then estimated the operating expenses associated with the property. These were combined to develop an operating statement for the property in a representative year. The following items were estimated in our Direct Capitalization analysis.

Property Income Analysis

Potential Gross Rental Income: The first step in the direct capitalization approach and the discounted cash flow approach is to estimate the gross potential income of the property. Accordingly, we surveyed the competitive rentals in the market to determine an appropriate market rent. We also considered the current leases, the recent and historical per unit average rental rates, and quoted asking rental rates for the subject. The gross potential income figure in our analysis equates to the sum of the existing annual rents in place as of the date of value, plus market rental rates applied to the vacant units. The gross potential income was trended upwards to reflect increase in market rents over the past year due to low vacancy rates and healthy competition.

Based on a rent roll (as of December 3, 1996) provided by American Apartment Communities, there were a total of 272 units of which 5 were vacant, amounting to a 2.0% overall vacancy (excluding the 4 special use units). According to the leasing agent, a 2.5% vacancy rate is in line with normal turnover vacancies, with generally 5 to 10 units available. Historically, since the middle of 1996, the subject property has experienced occupancy levels ranging from 95 to 100 percent. According to the rent roll provided, the gross potential monthly rent for the occupied units amounts to $278,477 or $1,060 per unit (an increase of nearly 18% from the 1995 actual rent roll). In projecting the 1997 gross potential rental revenue, we applied an average projected monthly rent of $1,113 or a 5% increase over the December, 1996 rent roll. The 5% growth rate is conservative in light of our Apartment Market Overview which demonstrates that average rents in Santa Clara County have risen by 10% in the first six months of 1996, and is further supported by our survey of competitive properties. Market rents in our survey for one bedroom apartment range from $930 to $1,210 per unit per month while the monthly rental rates for two bedroom one bath units range from $1,190 to $1,500 per unit per month. Market rents in our survey for two bedroom two bath range from $1,290 to $1,525 per unit per month while the monthly rental rates for three bedroom two bath units are $1,450 to $1490 per unit per month. A comparable rental survey and descriptions of the competitive properties can be found on the following pages. Our analysis indicates that our projected market and effective rents fall will within competitive properties.

Variance /Concessions: Currently no concessions in the form of free or discounted rent are being offered on new leases in the market; however concessions exist in the form of rent variance. According to the property manager, rent variance represents the difference between gross potential rent and actual rents in place. Not only does it include discounts and move-in specials, but also reflects artificially low rent levels of tenants who have been living at the property for several years and whose annual rent increases at renewal have not kept pace with market rent increases. In addition, this variance/concessions also includes a deduction for the subsidized employee units at the subject property. Based on historical figures, and the new property management's aggressive policy of increasing renewing rental rates to more closely reflect current asking rates, we have projected total variance/concessions to be 2.25 percent of potential gross income going forward.

Vacancy and Collection Loss: To account for income loss associated with market occupancy fluctuations and frictional vacancy resulting from short-term leases, a 2.5 percent economic vacancy loss factor was judged appropriate for the subject based on historical information. As of June 1996, the vacancy rate in the City of Santa Clara apartment market was 2.26 percent, up slightly from 1.96 percent in December 1995. The physical occupancy rate at the subject averaged
97.3 percent in 1995 and was 99.3 percent as of the date of inspection. The four competitive properties surveyed displayed physical occupancies ranging between
97.7 and 100.0 percent.

A separate deduction for credit loss reflects deficient rent payments and other scheduled revenues not collected from tenants. According to the on-site leasing agent, the property has had very little credit loss over the past few years due to the strong incomes of the tenants and the strong market conditions. Based on this trend, we have estimated credit loss at 0.5 percent of gross effective rent.

      Restaurant Income: Restaurant income includes base rent and percentage rent paid by the Acapulco restaurant which is located above the rental office at the subject property. In compliance with their lease, Acapulco pays annual base rent of $46,000 and annual percentage rent of the amount by which 5.5 percent of the restaurant's gross sales exceeds $818,181.72.

      Other Income: Other income includes application fees, cabana rentals, clubhouse rentals, late fees, laundry revenue, and security deposit forfeitures. Historically, these sources of income have ranged from 2.5 to 3.1 percent of potential gross income. Through the first seven months of 1996, however, other income was approximately 2. 1 percent of potential gross income, well below the 1996 budgeted amount of 3.2 percent of potential gross income. Since rental revenue, by far the most significant component of potential gross income, is expected to continue to increase at a faster rate than other income sources such as laundry revenue, application fees, and security deposit forfeitures, other income as a percentage of potential gross income is expected to continue to remain below historical levels.

                               [GRAPHIC OMITTED]

RENT COMPARABLES MAP
--------------------

MARINA PLAYA APARTMENTS
SANTA CLARA, CALIFORNIA

------------------------------------------------------------------------------------------------------------------
Table G-2

                                           COMPARABLE RENTAL SURVEY
                                           MARINA PLAYA APARTMENTS
                                               SANTA CLARA, CA

------------------------------------------------------------------------------------------------------------------

                                                                                             Monthly Rent
                                                                                    ------------------------------
                                     Year                               Unit Size                        Effective
No.       Property and Location      Built    Occupancy   Type          (Sq. Ft)    Asking    Effective    Per SF
---       ---------------------      -----    ---------   ----          --------    ------    ---------    ------

Subject   Marina Playa Apartments    1971       99.3%     JR. 1BR/1BA        664    $1,017     $1,017      $1.53
          3500 Granada Avenue                             1BR/1BA            705    $1,075     $1,075      $1.52
                                                          1BR/1BA            738    $1,125     $1,125      $1.52
                                                          1BR/1BA            805    $1,188     $1,188      $1.48
                                                          2BR/1BA            950    $1,260     $1,260      $1.33
                                                          2BR/2BA          1,070    $1,362     $1,362      $1.27
                                                          2BR/2BA/DEN      1,338    $1,625     $1,625      $1.21
                                                          3BR/2BA          1,270    $1,563     $1,563      $1.23

                        Comments:    The subject is a two-story garden style apartment complex containing 272 units. The complex contains 14 buildings with wood exteriors and flat roofs, configured around a small central lake and two pool areas. The subject is well located in an attractive suburban location, benefitting from good visibility and access from Lawrence Expressway. Project amenities include a two-story clubhouse, a billiard room, an exercise room, saunas, four hotel-type guest rooms, a restaurant, two swimming pools, a spa, and two lighted tennis courts. The property also contains four laundry facilities and covered carports. Unit features include wall-to-wall carpeting air conditioning in the living room, garbage disposals, dishwashers, ceiling fans in 40 of the larger units and fireplaces in the eight two-bedroom, two-bath, den units. The complex was reportedly 99.3% occupied at the time of the visit, with no concessions currently being offered.

---------------------------------------------------------------------------------------------------------------------------------
Table G-2

                                                     COMPARABLE RENTAL SURVEY
                                                      MARINA PLAYA APARTMENTS
                                                          SANTA CLARA, CA

---------------------------------------------------------------------------------------------------------------------------------

                                                                                                   Monthly Rent
                                                                                -------------------------------------------------
                                     Year                           Unit Size                                         Effective
No.       Property and Location      Built    Occupancy   Type      (Sq. Ft)        Asking           Effective          Per SF
---       ---------------------      -----    ---------   ----      --------        ------           ---------          ------
1         Marina Cove                1972       100.0%    1BR/1BA         720            $1,075            $1,075           $1.49
          3480 Granada Avenue                             1BR/1BA   725 - 792   $1,075 - $1,120   $1,075 - $1,120   $1.48 - $1.41
                                                          2BR/1BA         900            $1,225            $1,225           $1.36
                                                          2BR/2BA       1,051            $1,300            $1,300           $1.24
                                                          2BR/2BA       1,056            $1,320            $1,320           $1.25
                                                          2BR/2BA       1,144            $1,400            $1,400           $1.22

                        Comments:    This comparable is located across the street of the subject property, at the southeast corner of Flora Vista and Granada Avenues. Like the subject, the property has excellent access to major local thoroughfares such as Lawrence Expressway, El Camino Real and San Tomas Expressway and
                                     important regional routes such as Highway 101 and I-280. This 292 unit apartment community's amenities include two heated pools with spas, a clubhouse, an exercise and weight room and public laundry facilities.
                                     Unit features include dishwashers, walk-in closets, balconies/patios, dishwashers, fireplaces, vaulted ceilings in upstairs units, and central air conditioning. Situated on 12 acres of land, landscaping includes streams and gardens. The property is in good condition and was 100%
                                     occupied at the date of the survey, with no concessions being offered.

---------------------------------------------------------------------------------------------------------------------------------
Table G-2

                                                     COMPARABLE RENTAL SURVEY
                                                      MARINA PLAYA APARTMENTS
                                                          SANTA CLARA, CA

---------------------------------------------------------------------------------------------------------------------------------

                                                                                                   Monthly Rent
                                                                                -------------------------------------------------
                                     Year                           Unit Size                                         Effective
No.       Property and Location      Built    Occupancy   Type      (Sq. Ft)        Asking           Effective          Per SF
---       ---------------------      -----    ---------   ----      --------        ------           ---------          ------
2         Boardwalk                  1977       98.8%     1BR/1BA   700 - 750   $1,110 - $1.210   $1,110 - $1,210   $1.59 - $1.61
          3770 Flora Vista Avenue                         2BR/1BA         950   $1,400 - $1,500   $1,400 - $1,500   $1.47 - $1.58
                                                          2BR/2BA         950   $1,400 - $1,500   $1,400 - $1,500   $1.47 - $1.58

                        Comments:    This comparable is located one block southeast of the subject on Flora
                                     Vista Avenue, adjacent to Rental No. 1. Amenities to this 248 unit apartment community include two pools and spas, a fitness room, recreation center, covered carports, and landscaped lakes and streams.
                                     Unit features include dishwashers, cathedral ceilings (top floor), fireplaces, patios and balconies with waterfront views and extra storage areas. The property is in good condition and was reportedly 98.8 percent occupied as of the date of the survey, with no concessions currently being offered. The property offers some corporate apartments, which are fully furnished.

---------------------------------------------------------------------------------------------------------------------------------
Table G-2

                                                     COMPARABLE RENTAL SURVEY
                                                      MARINA PLAYA APARTMENTS
                                                          SANTA CLARA, CA

---------------------------------------------------------------------------------------------------------------------------------

                                                                                                   Monthly Rent
                                                                                -------------------------------------------------
                                     Year                           Unit Size                                         Effective
No.       Property and Location      Built    Occupancy   Type      (Sq. Ft)        Asking           Effective          Per SF
---       ---------------------      -----    ---------   ----      --------        ------           ---------          ------
3         Laguna Clara               1971       97.7%     1BR/1BA        712             $1,150            $1,150           $1.62
          3131 Homestead Road                             1BR/1BA        754             $1,175            $1,175           $1.56
                                                          1BR/1BA        823             $1,192            $1,192           $1.45
                                                          1BR/2BA      1,072    $1,395 - $1,415   $1,395 - $1,415   $1.30 - $1.32
                                                          2BR/2BA      1,158    $1,495 - $1,535   $1,495 - $1,535   $1.29 - $1.33

                        Comments:    This comparable is located approximately one half mile southeast of the subject property on Homestead Road east of Lawrence Expressway.
                                     Landscaping for this property consists of mature trees integrated with a series of streams and ponds. Amenities include a year-round heated pool, clubhouse, steam and dry saunas, fitness center and carports. Unit features include fireplaces, dry bars, dishwashers, disposals, and patios and decks. The 264-unit property is in good condition and was reportedly 97.7 percent occupied as of the date of the survey, with no concessions currently being offered.

---------------------------------------------------------------------------------------------------------------------------------
Table G-2

                                                     COMPARABLE RENTAL SURVEY
                                                      MARINA PLAYA APARTMENTS
                                                          SANTA CLARA, CA

-----------------------------------------------------------------------------------------------------------------------------------

                                                                                                     Monthly Rent
                                                                                  -------------------------------------------------
                              Year                              Unit Size                                               Effective
No.   Property and Location   Built    Occupancy   Type         (Sq. Ft)              Asking           Effective          Per SF
---   ---------------------   -----    ---------   ----         --------              ------           ---------          ------
4     Lake Terrace            1969       l00.0%    1BR/1BA      620 - 704         $  930 - $  990   $  930 - $  990   $1.50 - $1.41
      3665 Benton Street                           1BR/1BA            841                  $1,090            $1,090           $1.30
                                                   2BR/1BA          1,022                  $1,190            $1,190           $1.16
                                                   2BR/2BA          1,067         $1,290 - $1,330   $1,290 - $1,330   $1.21 - $1.25
                                                   2BR/2BA-DEN      1,253         $1,450 - $1,490   $1,450 - $1,490   $1.16 - $1.19
                                                   3BR/2BA          1,253         $1,450 - $1,490   $1,450 - $1,490   $1.16 - $1.19

                        Comments:    This comparable is located approximately one half mile southwest of the subject property on
                                     Benton Street near Lawrence Expressway. The property is in a slightly older neighborhood than that of the subject, characterized by a significant amount of older, multifamily buildings.
                                     Amenities include a large interior pond, a pool, a spa, two saunas, a fitness center, a clubhouse and covered carports. Unit features include optional fireplaces and patios/balconies. This property is in good condition and was approximately 100 percent occupied as of the date of the survey, with no concessions currently being offered.

Summary Totals/Ranges(1)                           Jr1BR/1BA              -              - $  -            - $  -           - $ -
                                                   1BR/1BA        620 -   841     $  930 - $1,210   $  930 - $1,210   $1.30 - $1.62
                                                   2BR/1BA        900 - 1,022     $1,190 - $1,500   $1,190 - $1,500   $1.16 - $1.58
                                                   2BR/2BA        950 - 1,158     $1,290 - $1,500   $1,290 - $1,500   $1.21 - $1.58
                                                   2BR/2BA/DEN  1,253 - 1,253     $1,450 - $1,490   $1,450 - $1,490   $1.16 - $1.19
                                                   3BR/2BA      1,253 - 1,253     $1,450 - $1,490   $1,450 - $1,490   $1.16 - $1.19
                                                                -----   -----     ------   ------   ------   ------   -----   -----
                                                                  620 - 1,253     $  930 - $1,500   $  930 - $1,500   $1.16 - $1.62

      ----------
      (1) For comparison purposes, summary totals, ranges do not include subject data
      Source: Arthur Andersen, September 1996.

      We have analyzed four competitive rental complexes within the subject market area. All four of the projects were constructed between the years 1969 and 1977 and constitute a representative sample of older, Class B projects of similar exterior construction quality. The competitive projects are in generally good condition and offer similar amenities such as a pool, clubhouse, public laundry facilities, and covered carports. All of the projects surveyed offered additional amenities such as a swimming pool and pond-related landscaping. While three of the projects also offer saunas and exercise rooms, only the subject has tennis on-site tennis courts. A more detailed discussion of the comparability of each property follows.

      Rental No. 1, Marina Cove, contains 292 units and was constructed in 1972. This comparable is located across the street from the subject at the southeast corner of Flora Vista and Granada Avenues. The property is situated in a neighborhood with a high concentration of multifamily residential development. Like the subject, the property has excellent access to major local thoroughfares such as Lawrence Expressway, El Camino Real and San Tomas Expressway and important regional routes such as Highway 101 and I-280. The property has good visibility from Granada Avenue but, unlike the subject, does not have visibility from Lawrence Expressway. The property is configured in a low density arrangement with attractive landscaping that includes streams and gardens. Amenities include two pools, a clubhouse, public laundry facilities, covered carports, and an exercise room. Unit features include dishwashers, walk-in closets, balconies/patios, dishwashers, fireplaces and central air conditioning. The property is in good condition and was approximately 100 percent occupied as of the date of survey, with no rental concessions currently being offered. This property is slightly inferior to the subject in terms of its location, physical condition, unit mix, project amenities, and asking rental rates.

      Rental No. 2, Boardwalk, contains 248 units and was constructed in 1977. This comparable is located one block southeast of the subject on Flora Vista Avenue. The property is adjacent to Marina Cove Apartments and is within close proximity to other existing multifamily residential projects. Amenities include two pools, two spas, a fitness room, a clubhouse, a recreation room, laundry facilities, covered carports, and landscaped ponds and streams. Unit features include dishwashers, cathedral ceilings (top floor), fireplaces, patios and balconies, and extra storage areas. The property is in good condition and was reportedly 98.8 percent occupied as of the date of survey, with no rental concessions currently being offered. This property is comparable to the subject in terms of its location, size, unit mix, physical condition, project amenities, and asking rental rates.

      Rental No. 3, Laguna Clara, contains 264 units and was constructed in 1971. This comparable is located approximately one half mile southeast of the subject property on Homestead Road east of Lawrence Expressway. The property has similar site characteristics to the subject property with mature trees and landscaping integrated with a series of streams and ponds in the interior of the property. Amenities include a pool, a clubhouse, steam and dry saunas, a fitness center and covered carports. Unit features include dishwasher, fireplaces, dry bars, double door refrigerators, and self-cleaning ovens. The property is in good condition and was reportedly 97.7 percent occupied as of the date of survey, with no rental concessions currently being offered. This property is comparable to the subject in terms of its location, size, rental rates, and exterior appearance. The subject, however, offers better amenities and larger floor plans than this property.

      Rental No. 4, Lake Terrace, contains 153 units and was constructed in 1969. This comparable is located approximately one half mile southwest of the subject property on Benton Street near Lawrence Expressway. This property's neighborhood is slightly inferior to that of the subject property and is characterized by a significant amount of older, multifamily buildings. Amenities include a large interior pond, a pool, a spa, two saunas, a fitness center, a clubhouse, and covered carports. Unit features include optional fireplaces and patios/balconies. This property is in good condition and was approximately 100 percent occupied as of the date of survey, with no rental concessions currently being offered. This property is inferior to the subject in terms of its location, construction quality, amenities and unit features. Although this property is inferior to the subject in the aforementioned areas, the two properties often compete for the same tenants due to the extremely limited number of vacant units in the local market.

OPERATING EXPENSE ANALYSIS

In estimating the 1997 expenses for the subject property, we analyzed historical data for the subject, competitive apartments complexes and published national surveys. As seen in the following table, the property's expenses have remained relatively stable between 1993 and 1996, ranging from a low of $1,264,616 in 1993 to a high of $1,641,296 in 1996 (annualized). We also compared our stabilized expense projections on a per unit basis with the 1995 National Apartment Association (NAA) analysis of garden-style multi-family apartment buildings in the San Francisco-San Jose Region and the Institute of Real Estate Management Survey for the San Jose metropolitan area. Both of these organizations survey property managers throughout the nation to determine income and expense averages for different municipalities. Direct comparison of each category with a trade source such as NAA or IREM can be difficult since different property managers classify expenses differently. However, the analysis in the table on the following page shows that the historical expense amounts are very much in line with the market averages determined by NAA. According to the NAA and IREM analyses, the market average of operating expenses was $4425 per unit and $3894 respectively in 1995, which compares favorably to the subject's stabilized per unit operating expense of $3846. Overall our total projected 1997 operating expenses equal $1,688,506 which yields a projected operating expense ratio of 46.8%. This ratio is considered reasonable based on historical operating expense ratios which ranged from 45.92% in 1993 and 49.93% in 1995. Listed below is a description of the individual operating expenses projected in this analysis.

      Payroll: Payroll expenses include leasing and custodial salaries and bonuses, payroll taxes, medical benefits, and worker's compensation insurance. Based on historical costs and industry averages, payroll expenses have been estimated at $240,000.

      Repairs and Maintenance: Repairs and Maintenance expenses include items such as painting, carpet cleaning and repair, landscaping, trash removal, swimming pool maintenance, exterminating, and supplies. Based on historical costs and industry averages, payroll expenses have been estimated at $155,000.

      Administration: Administration expenses include office supplies, licenses, postage and delivery, dues and subscriptions, telephone, and other miscellaneous costs associated with operation of the subject. Administration costs have been estimated at $26,000.

      Utilities: Utilities expense includes the total cost of utilities associated with both units and common areas which are not paid by tenants. Rental rates at the subject property include water and sewer and garbage removal expenses. This expense category includes electricity and gas expenses. Based upon both historical and budgeted amounts, utilities for the subject property have been estimated to be $180,000.

      Real Estate Taxes: Based on information provided by the Santa Clara County Assessment Office, as well as the property's operating history, taxes are estimated at $240,240, or $788 per unit. According the township assessor's office, the tax rate is expected to continue to increase at 2.0 percent per year.

      Insurance: Based on an examination of historical and budgeted figures. property insurance have been anticipated to total $61,000.

      Management Fee: Conversations with Ann Beal, the Western Region Vice President of Operations for American Apartment Communities, Inc. indicated management fees in the local market typically range from 3.0 to 5.0 percent of effective gross income. She also indicated that management fees for properties of similar location and quality to the subject are typically approximately 3.0 percent of effective gross income. Therefore, management fees have been estimated at 3.0 percent of effective gross income. Management fees are anticipated to be $108,239.

      Ground Lease: The ground lease base rent at the subject property is fixed at $280,920 per year until 2019. In addition, the tenant is required to pay percentage rent of 15.0 percent of 80.0 percent of gross effective rent (GER) less the sum of the base rent amount of $280,920, the current year's tax bill, and $382,230. Based on this calculation, the ground lease base rent amount has been estimated at $280,920 and the ground lease percentage rent has been estimated at $279,747.

      Miscellaneous: Miscellaneous expenses include professional services such as legal and consulting fees, advertising and marketing, and security. Based on historical and budgeted figures, miscellaneous expenses are projected at $36,000.

      Capital Improvements: Deductions for both immediate and one to five year capital improvements have been included in the analysis. These capital items include the costs of site work, exterior and interior structural improvements, and roof repair, as well as plumbing, parking lot, deck/wood, pool, tennis court and fitness center improvements. American Apartment Communities Inc.'s capital improvements budgeted figures for the years 1996 through 2000 are used in the analysis. Capital expenditures are projected to be budgeted at $667,500 (excluding items included under the reserve for replacement). For the purposes of our direct capitalization analysis we have taken the present value of these expenditures at a market derived 11% discount rate which yielded a stabilized expenditure of $490,000.

      Replacement Reserves: Based on the age of the property and its history of capital expenditures, a replacement reserve fund is estimated at $300 per unit.

                         HISTORICAL OPERATING STATEMENTS
                             MARINA PLAYA APARTMENTS

                                                                                                           YTD 1996 (1/1/96-8/31/96)
                                      CY 1993                    CY 1994                   CY 1995                 Annualized
                               --------------------       --------------------       -------------------      -------------------
                               TOTAL       PER UNIT       TOTAL       PER UNIT       TOTAL      PER UNIT      TOTAL      PER UNIT
                               -----       --------       -----       --------       -----      --------      -----      --------
REVENUE
Rental Income               $ 2,805,504    $ 10,314    $ 2,850,280    $ 10,479    $ 2,950,240   $ 10,846   $ 3,153,379   $ 11,593
Variance Concessions(2)         (54,876)       (202)       (60,998)       (224)       (43,298)      (159)      (81,068)  $   (298)
Vacancy(3)                     (171,759)       (631)      (141,847)       (521)       (79,091)      (291)       (7,328)  $    (27)
Restaurant Income(4)             87,984         323         82,821         304         74,468        274        83,521   $    307
Other Income(5)                  87,209         321         70,819         260         85,794        315        65,927        242
                            -----------    --------    -----------    --------    -----------   --------   -----------   --------
  Total Revenue             $ 2,754,062    $ 10,125    $ 2,801,075    $ 10,298    $ 2,988,113   $ 10,986   $ 3,214,432   $ 11,818

EXPENSES
Payroll                         222,473         818        230,859         849        221,316        814       234,749        863
Maintenance                     136,496         502        143,954         529        147,236        541       152,541        561
Administration                   21,374          79         22,465          83         22,757         84        31,559        116
Utilities                       172,208         633        178,866         658        182,408        671       178,092        655
Taxes                           230,259         847        207,815         764        233,086        857       236,568        870
Insurance                        43,747         161         47,951         176         50,835        187        61,567        226
Management Fee                   79,178         291         84,947         312         90,826        334       164,082        603
Ground Lease Base Rent           80,275         295         80,275         295        280,920      1,033       281,082      1,033
Ground Lease Percentage Rest    240,111         883        229,247         843        231,792        852       265,897        978
Miscellaneous                    38,495         142         42,277         155         30,814        113        35,159        129
                            -----------    --------    -----------    --------    -----------   --------   -----------   --------

  Total Expenses            $ 1,264,616    $  4,649    $ 1,268,656    $  4,664    $ 1,491,990   $  5,485   $ 1,641,296   $  6,034

NET OPERATING INCOME        $ 1,489,446    $  5,476    $ 1,532,419    $  5,634    $ 1,496,123   $  5,500   $ 1,573,136   $  5,784

Capital Expenditures        $         0    $      0    $         0    $      0    $         0   $      0   $         0   $      0

CASH FLOW                   $ 1,489,446    $  5,476    $ 1,532,419    $  5,634    $ 1,496,123   $  5,500   $ 1,573,136   $  5,784

Expenses Total Revenue            45.92%                     45.29%                     49.93%                   51.06%


----------
(1) CY 1996 income and expenses see are annualized based on January through August 1996 data.
(2)   Concessions include free rent and other rental concessions.
(3)   Vacancy includes vacant and model units as well as credit loss
(4) Restaurant income includes base rent and percentage rent for the restaurant above the leasing office
(5) Other income includes laundry income, security deposit forfeiture and guest apartment/clubhouse rental.

These figures are based on unaudited operating statements provided by American Apartment Communities.
Note: CY refers to calendar year, FY refers to fiscal year.

Table G-3

------------------------------------------------------------------------------------------------------------------------------------

                                                    PER UNIT EXPENSE COMPARABLES
                                                     RENTAL APARTMENT PROPERTIES
                                                     SAN JOSE METROPOLITAN AREA
------------------------------------------------------------------------------------------------------------------------------------

                           Marina Playa Apartments (1)  Birch Creek Apartments (2)       National Apartment Ass'n
                                  272 Units                      184 Units          Survey or Income and Expenses(3)
                              Year End      Projected   Year End     Annualized     Year End
                               1996           1997        1995         1996(6)        1995                     1996
                              --------      ---------   --------     ----------     --------                   ----
                             (Ann 8/96)
EXPENSES
Payroll                         $  863        $  882           -         $1,013       $  858                      -
Maintenance                     $  561        $  570           -         $1,027       $  698                      -
Administration                  $  116        $   96           -         $   35       $  330                      -
Utilities                       $  655        $  662           -         $  954       $  672                      -
Taxes                           $  870        $  882           -         $  588       $  988                      -
Insurance                       $  226        $  224           -         $   86       $  328                      -
Management Fee                  $  603        $  398           -         $  382       $  440                      -
Miscellaneous                   $  129        $  132           -         $  114       $  111                      -

Total Expenses                  $4,023        $3,846           -         $4,200       $4,425                      -

Ground Lease Base Rent          $1,033        $1,033           -         $2,273            -                      -
Ground Lease Percentage Rent    $  978        $1,028           -         $  391            -                      -

                               Institute of R.E. Management
                                Income/Expense Analysis(4)
                               Year End
                                 1995                  1996
                               --------                ----

EXPENSES
Payroll                         $  605                    -
Maintenance                     $  680(7)                 -
Administration                  $  680(7)                 -
Utilities                       $  611                    -
Taxes                           $  885                    -
Insurance                       $  160                    -
Management Fee                  $  448                    -
Miscellaneous                   $  170(7)                 -

Total Expenses                  $3,894                    -

Ground Lease Base Rent               -                    -
Ground Lease Percentage Rent         -                    -

----------------
Note: This analysis does not include reserve for replacement.
(1)   Constructed in 1971. Owned by American Apartment Communities, Inc.
(2)   Constructed in 1968. Owned by American Apartment Communities, Inc.
(3) Average income and expense data for garden style apartments in the San Francisco-Oakland-San Jose Metropolitan Area.
(4) Average income and expense data for garden style apartments built after 1978 in the San Jose metropolitan area (data for apartments built between 1946 and 1978 unavailable).
(5) CY 1996 expenses have been annualized based on expenses for January through July.
(6) CY 1996 expenses have been annualized based on expenses for January through June.
(7) Double-counts a component of payroll which is subtracted out in the total expenses calculation.

                       G.5 DIRECT CAPITALIZATION ANALYSIS

      The capitalization approach uses a market-derived rate which when applied to "normalized" net operating income yields a value estimate. This estimate then may be adjusted for deficient income, capital expenditures, and/or other circumstances as may be appropriate. Use of this approach requires (1) the choice of a capitalization rate and (2) the determination of normalized operations.

      The capitalization technique is especially useful during periods when expectations of long-term inflation, interest rates, and market conditions are fairly stable and when leases are at market rates. On the other hand, this technique is especially difficult to apply with confidence when interest rates and inflation are relatively high, or when estimated rents are particularly volatile -- as, for example, in the case of properties with leaseholds and in markets subject to substantial rental concessions.

      Indications of capitalization rates can be derived from various sources. The two most commonly relied upon indicators of capitalization rates are recent sales in the local or regional marketplace and regional investor surveys. We have researched both of these sources in estimating an appropriate capitalization rate for the subject property.

      Normalized operations are reflected in net operating income. Investors typically define net operating income for apartments as effective gross revenues less operating expenses, management fees, and reserves for replacements. We have applied this market-based definition in our analysis. As such, capitalization rates have been applied to income less a reserve for replacements.

      As reflected by the sales listed in the "Sales Comparison Approach" section, recent purchases have been made at overall capitalization rates applied to net operating income, ranging from 8.63 percent to 10.80 percent, as indicated on the following page.

                         SUMMARY OF CAPITALIZATION RATES
                    SANTA CLARA COUNTY GARDEN APARTMENT SALES

                                                                     Overall
        Property                Date     Sale Price     NOI      Capitalization
     Identification            of Sale    Per Unit    Per Unit         Rate
     --------------            -------    --------    --------         ----

2326-2330 California Street     4/96       $50,625     $4,547         8.98%

1035-1061   Meridian Avenue     3/96       $48,780     $5,271        10.80%

Kingdale Oaks                   8/95       $50,634     $4,728         9.34%

Granada (Spring Creek)          4/95       $63,393     $6,475        10.21%

Hidden Willows                  1/95       $68,973     $5,951         8.63%

      Sale Nos. 3, 4 and 5 were judged most similar to the subject. Selection of a particular rate depends upon the relative risk associated with the property, including its location and the strength of the local market, and especially upon the size and timing of future changes in net income.

      In addition to the aforementioned sales evidence, we have considered the indications of the following investor surveys.

                                INVESTOR SURVEYS
                  CAPITALIZATION RATES FOR APARTMENT PROPERTIES
                                 NATIONAL MARKET

                 Source                                  Cap. Rates
                 ------                                  ----------

                 Peter F. Korpacz & Associates 4Q 1996   8.5%-10.0%

                 RERC 2Q 1996                             8.5%-9.0%

      The investor surveys indicate that capitalization rates for apartments in the nation range from 8.5 percent to 10.0 percent. Considering the age, location, and condition of the subject property, an appropriate capitalization rate would fall near the middle of the indicated range.

      Based on the analysis of capitalization rates from the comparable sales and investor surveys, we estimate an appropriate overall capitalization rate for the subject of 9.35 percent. Applying this rate to the subject's estimated stabilized net operating income, indicates a value of $20,040,000, or $73,680 per unit as of December 1, 1996 after a deduction for capital expense items.

      The following capitalization technique, provided in Tables G-4 and G-5, is based on the anticipated stabilized income and expenses previously discussed earlier in this section for the subject property.

                              INCOME CAPITALIZATION
                             MARINA PLAYA APARTMENTS
                                DECEMBER 1, 1996

REVENUE

Gross Potential Rental Revenue                    $3,632,832
Variance/ Concessions                 2.25%       $  (81,739)
Vacancy                               2.50%       $  (90,821)
                                                  ----------
Gross Effective Rent                              $3,460,272
Restaurant Income                                 $   85,000
Other Income                                      $   80,000
Credit Loss                           0.50%       $  (17,301)
                                                  ----------

Effective Gross Income                                           $ 3,607,971

EXPENSES
Payroll                                           $  240,000
Maintenance                                       $  155,000
Administration                                    $   26,000
Utilities                                         $  180,000
Taxes                                             $  240,000
Insurance                                         $  61,000
Management Fee                        3.0%        $  108,239
Ground Lease Base Rent                            $  280,920
Ground Lease Percentage Rent                      $  279,747
Miscellaneous                                     $   36,000
Reserve for Replacement          $300.00 /unit    $   81,600
                                                  ----------

Total Expenses                                                   $ 1,688,506
                                                                 -----------

NET OPERATING INCOME                                             $ 1,919,465

CAPITALIZED AT                        9.35%

TOTAL VALUE BEFORE CAP X                                         $20,530,000

Less Capital Improvements                                        $  (490,000)
                                                                 -----------

TOTAL MARKET VALUE                                               $20,040,000
                                                                 $20,040,000

                   G. RECONCILIATION AND FINAL VALUE ESTIMATE

      Valuation of the leasehold interest in the appraised property has been developed by the Sales Comparison Approach and Income Approach. Various appraisal techniques and methods were utilized in the analyses of the property. The value estimates by each approach are summarized as follows:

            Valuation Method                        Value
            ----------------                        -----

            December 1, 1996 Value:

            Cost Approach                           N/A

            Sales Comparison Approach:              $20,130,000

            Income Approach:                        $20,040,000

      The cost approach is most useful when valuing new or nearly new properties or when appraising special purpose properties. The reliability of this approach is diminished when significant amounts of accrued depreciation are present. In addition, most investors in this property class give minimal consideration to this valuation approach when analyzing potential acquisitions. Given these considerations, the cost approach was not used in our valuation.

      The sales comparison approach is frequently a good indicator of value, especially when a sufficient number of relevant transactions with reliable information on each is available. In this case, the data about the properties and their operations is complete, allowing for a complete analysis of the sales. However, the information analyzed is at least six months old and, due to the rapid strengthening of the Santa Clara County apartment market, may not reflect prevailing market conditions. We have attempted to adjust for physical and transaction-related differences in our sales analysis. Overall, this approach is considered a fair indicator of value for the subject and a good check against the other approaches.

      The income approach recognizes the income-producing nature of the subject. The valuation by this approach is based on strong market support of rental rates, expenses, absorption, and rates of return. Considered within this approach are the motivations of investors in properties such as the subject. In addition, this approach most closely reflects current methodology applied by investors actively acquiring multifamily properties. As such, this approach is given the strongest consideration in the estimate of market value of the subject property.

      Based on the research and analyses performed in the development of these approaches, and with primary emphasis on the income approach, it is our opinion that the market value of the leasehold interest in the appraised property, as of December 1, 1996 is:

                   -- TWENTY MILLION FORTY THOUSAND DOLLARS --
                                  ($20,040,000)

                          SUBJECT PROPERTY PHOTOGRAPHS
                             MARINA PLAYA APARTMENTS

                                [GRAPHIC OMITTED]

Photo 1                     Building and covered carports.


                                [GRAPHIC OMITTED]

Photo 2                     Typical Apartment Interior

                          SUBJECT PROPERTY PHOTOGRAPHS
                             MARINA PLAYA APARTMENTS

                                [GRAPHIC OMITTED]

Photo 3                     Swimming pool.


                                [GRAPHIC OMITTED]

Photo 4                     Subject Property Buildings (Front View)

                          SUBJECT PROPERTY PHOTOGRAPHS
                             MARINA PLAYA APARTMENTS

                                [GRAPHIC OMITTED]

Photo 5                     Exercise Room.

                             MARINA PLAYA APARTMENTS
                             SANTA CLARA, CALIFORNIA





                             Prepared For

                             Merrill Lynch & Co.




                             June 1, 1997




                             Prepared By

                             ARTHUR ANDERSEN LLP

                             Valuation Services Group

                         [LETTERHEAD OF ARTHUR ANDERSEN]


June 23, 1997

Mr. Anthony Rokovich
Merrill Lynch & Co.
World Financial Center - North Tower
26th Floor
New York, New York 10281

Re:   Marina Playa Apartments
      Santa Clara, California

Dear Mr. Rokovich:

As requested, we have completed an updated restricted appraisal report of our full-narrative appraisal, with a valuation date of December 1, 1996, of the Marina Playa Apartments, Santa Clara, California. We recommend that the reader review this report in conjunction with the prior appraisal. The purpose of this appraisal is to estimate the market value of the leased fee interest in the real estate subject to the definition of market value, the general assumptions and limiting conditions, and the certification as set forth in this restricted appraisal update.

This is a Restricted Appraisal Report which is intended to comply with the reporting requirements set forth under Standards Rule 2-2(c) of the Uniform Standards of Professional Practice for a Restricted Appraisal Report. As such it does not present discussions of the data, reasoning, and analysis that were used in the appraisal process to develop the appraiser's opinion of value. Supporting documentation concerning the data, reasoning and analyses is retained in the appraisers file. The depth of discussion contained in this report is specific to the needs of Merrill Lynch and for the intended use stated below. This report may not be included or referred to in any Securities and Exchange Commission filing of other public document. Arthur Andersen is not responsible for the unauthorized use of this report and this report is subject to the attached Statement of General Assumptions and Limiting Conditions.

REAL ESTATE APPRAISED: A 272 unit garden apartment complex located at 3500 Granada Avenue, Santa Clara, California. The Marina Playa Apartments, built in 1971, are situated on 10.0 acres with 230,804 square feet of net rentable area.

PURPOSE OF THE APPRAISAL: The purpose of this restricted appraisal report is to estimate the fair market value of the subject leasehold on a "free and clear" basis. Market value means the most probable price which an asset should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

Mr Anthony Rokovich
Page 2
June 23, 1997


      1.    Buyer and seller are typically motivated;

      2. Both parties are well informed or well advised, and acting in what they consider their own best interests;

      3.    A reasonable time is allowed for exposure in the open market;

      4. Payment is made in terms of cash in US dollars or in terms of financial arrangements comparable thereto; and

      5. The price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sales.

For this engagement, market value will represent the consideration for the asset sold on a "free and clear" basis, and unaffected by sales concessions granted by anyone associated with the sale.

INTENDED USE OF REPORT: The purpose of this restricted appraisal update is to assist the client, Merrill Lynch, in determining the fair market value of the leasehold interest in the subject property located at 3500 Granada Avenue, Santa Clara, California.

Arthur Andersen's maximum liability relating to services rendered under this letter (regardless of form of action, whether in contract, negligence or otherwise), shall be limited to the fees paid to Arthur Andersen for its services under this agreement. In no event shall Arthur Andersen be liable for consequential, special, incidental, or punitive loss, damage or expense (including without limitation, lost profits, opportunity costs, etc.) even if it has been advised of their possible existence.

Merrill Lynch shall indemnify and hold harmless Arthur Andersen and its personnel from and against any claims, liabilities, costs and expenses (including, without limitation, attorney's fees and the time of Arthur Andersen personnel involved but excluding consequential, special incidental or punitive damages) brought against, paid or incurred by Arthur Andersen at any time and in any way arising out of a breach by Merrill Lynch of its obligations under this agreement.

Mr. Anthony Rokovich
Page 3
June 23, 1997


INTEREST VALUED: Leased Fee Interest

EFFECTIVE DATE OF VALUE: June 1, 1997

DATE OF REPORT: June 23, 1997

APPRAISAL DEVELOPMENT AND REPORTING PROCESS: In preparing this appraisal, the appraisers completed a number of independent investigations to update our valuation analysis and conclusions. Unless a significant change was uncovered during our field investigation or analysis, we relied on information, regarding demographics and economic statistics, land policies, neighborhood data, and zoning, collected during our previous appraisal dated December, 1996. The subject and the surrounding areas were not re-inspected due to the recent date of the last appraisal (six months). All phases of the Santa Clara apartment market were analyzed to compile current data and to identify recent trends. Estimated income and occupancy levels, expenses, and income structures are based upon our market analysis and updated information provided by American Apartment Communities.

In addition to the comparable sales used in the previous appraisal, we also initiated a diligent search for recent transactions. Our market research indicated that there were no new comparable sales in the subject market since our last appraisal in December, 1996 and we have thus relied upon the sales comparison approach utilized in our previous analysis. The sales comparison approach was employed as an alternative means to estimate value and was given limited weight in our final value conclusion.

The Cost Approach is an appraisal procedure which is not applicable and it is thus acceptable to exclude from the valuation analysis if it will not mislead or confuse the intended user. Given the property type, age, and nature, the intended use of the appraisal, the general lack of reliance on the Cost Approach by typical investors in income producing properties, and that reasonable appraisers do not believe it to be applicable, we believe the exclusion of the Cost Approach will not confuse or mislead the intended user of the appraisal and therefore does not constitute a departure from Standards 1 through 4.

The Income Approach is the most applicable for investment or income-producing real estate. The strength in this approach is the sufficient market data to estimate income, expenses, vacancy rate, capitalization rate, and discount assumptions. Valuation techniques attempt to replicate the analysis performed by investors when purchasing a property. In the case of the subject property, we completed the Income Capitalization method as we determined this method would most accurately reflect the true value of the subject property. Our updated

Mr. Anthony Rokovich
Page 4
June 23, 1997


valuation considered the updated rent roll, operating expenses and capital expenditure information provided by American Apartment Communities.

To develop the opinion of value, the appraiser performed a complete appraisal process, as defined by the Uniform Standards of Professional Appraisal Practice.

This Restricted Appraisal Report sets forth only the appraisers conclusions. Supporting documentation is retained in the appraiser's file.

HIGHEST AND BEST USE:

Highest and best use as though vacant: multifamily residential development at the maximum allowable density.

Highest and best use as improved: continued use as an apartment complex with ongoing upgrades of units when vacated to replace outdated carpets, appliances, and other interior unit features

SALES COMPARISON APPROACH VALUE CONCLUSION:        $20,130,000
INCOME CAPITALIZATION APPROACH VALUE CONCLUSION:   $21,800,000
FINAL MARKET VALUE CONCLUSION:                     $21,380,000

INDICATED EXPOSURE TIME:  9-12 months

ESTIMATED MARKETING TIME: 9-12 months

We appreciate the opportunity to work with you on this assignment. Please call Brian Ginsberg at 212-708-8197, if you have any questions or if we can be of further assistance.

Very truly yours,

/s/ Arthur Andersen LLP

                                                                         ADDENDA
================================================================================






                                    ADDENDA

                              INCOME CAPITALIZATION
                             MARINA PLAYA APARTMENTS
                                   JUNE 1,1997


REVENUE

Gross Potential Rental Revenue                    $3,865,294
Variance/ Concessions                 2.00%       $  (77,306)
Vacancy                               2.50%       $  (96,632)
                                                  ----------
Gross Effective Rent                              $3,691,356
Restaurant Income                                 $   85,000
Other Income                                      $   80,000
Credit Loss                           0.50%       $  (18,457)
                                                  ----------

Effective Gross Income                                           $ 3,837,899

EXPENSES
Payroll                                           $  245,000
Maintenance                                       $  158,000
Administration                                    $   27,000
Utilities                                         $  184,000
Taxes                                             $  240,000
Insurance                                         $   62,000
Management Fee                        3.0%        $  115,137
Ground Lease Base Rent                            $  280,920
Ground Lease Percentage Rent                      $  307,477
Miscellaneous                                     $   37,000
Reserve for Replacement          $300.00 /unit    $   81,600
                                                  ----------

Total Expenses                                                   $ 1,738,134
                                                                 -----------

NET OPERATING INCOME                                             $ 2,099,765

CAPITALIZED AT                        9.50%

TOTAL VALUE BEFORE CAP X                                         $22,100,000

Less Capital Improvements                                        $  (285,693)
                                                                 -----------

TOTAL MARKET VALUE                                               $21,814,307
                                                                 $21,800,000 RD

                                                                   CERTIFICATION
================================================================================

                                  CERTIFICATION

We, certify that, to the best of our knowledge and belief:

1.    The statements of fact contained in this report are true and correct.

2. The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and is our personal, unbiased professional analyses, opinions, and conclusions.

3. We have no present or prospective interest in the property that is the subject of this report, and we have no personal interest or bias with respect to the parties involved.

4. Our compensation is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report. Further, this appraisal assignment was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

5. James T. Sullivan has made a personal inspection of the property that is the subject of this report. Brian E. Ginsberg has not inspected the property.

6. James T. Sullivan has provided significant professional assistance to the persons signing this report.

7. We certify that to the best of our knowledge and belief, the reported analyses, opinions and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Uniform Standards of Professional Appraisal Practice (USPAP) adopted by the Appraisal Foundation, the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute and FIRREA regulations.

8. We certify that the use of this report is subject to the requirements of the Appraisal Institute relating to the review by its duly authorized representatives.

9. As of the date of this report, I, Brian E. Ginsberg, MAI, have completed the requirements of the continuing education program of the Appraisal Institute.

10. Our conclusion of the fair market leased fee value, as of June 1, 1997, was:

      TWENTY ONE MILLION THREE HUNDRED EIGHTY THOUSAND DOLLARS
                                   $21,380,000


                                       /s/ Brian E. Ginsberg
                                       --------------------------------
                                       Brian E. Ginsberg, MAI
                                       Manager, Valuation Services

James T. Sullivan
Contributing Appraiser

                                                             LIMITING CONDITIONS
================================================================================

                   GENERAL ASSUMPTIONS AND LIMITING CONDITIONS

This appraisal report is subject to the following general assumptions and limiting conditions:

      1. No investigation has been made of, and no responsibility is assumed for, the legal description of the property being valued or legal matters, including title or encumbrances. Title to the property is assumed to be good and marketable unless otherwise stated. The property is assumed to be free and clear of any liens, easements or encumbrances unless otherwise stated.

      2. Information furnished by others, upon which all or portions of this appraisal is based, is believed to be reliable, but has not been verified in all cases. No warranty is given as to the accuracy of such information.

      3. This report has been made only for the purpose stated and shall not be used for any other purpose. Neither this report nor any portions thereof (including, without limitation, any conclusions, the identity of Arthur Andersen or any individuals signing or associated with this report, or the professional associations or organizations with which they are affiliated) shall be disseminated to third parties by any means without the prior written consent and approval of Arthur Andersen.

      4. Subject to the provision of the "Fees" paragraph of the engagement letter to which this Statement is annexed, neither Arthur Andersen nor any individual signing or associated with this report shall be required by reason of this report to give further consultation, provide testimony, or appear in court or other legal proceedings unless specific arrangements therefor have been made.

      5. This appraisal study has been made in conformance with the methodology outlined in the Uniform Standards of Professional Appraisal Practice of The Appraisal Foundation and FIRREA requirements.

      6. No responsibility is taken for changes in market conditions and no obligation is assumed to revise this report to reflect events or conditions which occur subsequent to the appraisal date hereof.

      7. It is assumed that all required licenses, certificates of occupancy, consents, or other legislative or administrative authority from any local, state, or national government or private entity or organization have been or can readily be obtained or renewed for any use on which the value estimates contained in this report are based.

      8. Full compliance with all applicable federal, state and local zoning, use, occupancy, environmental and similar laws and regulations is assumed, unless otherwise stated.

      9.    Responsible ownership and competent property management are assumed.

                                                             LIMITING CONDITIONS
================================================================================

      10. Areas and dimensions of the property were obtained from sources believed to be reliable. Maps or sketches, if included in this report, are only to assist the reader in visualizing the property and no responsibility is assumed for their accuracy. No independent surveys were conducted.

      11. It is assumed that there are no hidden or unapparent conditions of the property, subsoil, or structures that render it more or less valuable. No responsibility is assumed for such conditions or for arranging engineering studies that may be required to discover them.

      12. No soil analysis or geological studies were ordered or made in conjunction with this report, nor was an investigation made of any water, oil, gas, coal, or other subsurface mineral and use rights or conditions.

      13. We have not been engaged nor are we qualified to detect the existence of hazardous material which may or may not be present on or near the properties. The presence of potentially hazardous substances such as asbestos, urea-formaldehyde foam insulation, industrial wastes, etc. may affect the value of the properties. The value estimates herein are predicated on the assumption that there is no such material on, in, or near the property that would cause a loss in value. No responsibility is assumed for any such conditions or for any expertise or engineering knowledge required to discover them. The client should retain an expert in this field if further information is desired.

      14. Arthur Andersen's maximum liability relating to services rendered under this letter (regardless of form of action, whether in contract, negligence or otherwise), shall be limited to the fees paid to Arthur Andersen for its services under this agreement. In no event shall Arthur Andersen be liable for consequential, special, incidental, or punitive loss, damage or expense (including without limitation, lost profits, opportunity costs, etc.) even if it has been advised of their possible existence.

      15. Merrill Lynch & Co. shall indemnify and hold harmless Arthur Andersen and its personnel from and against any claims, liabilities, third party costs and expenses (including, without limitation, attorney's fees but excluding the time of Arthur Andersen personnel involved, consequential, special incidental or punitive damages) brought against, paid or incurred by Arthur Andersen at any time and in any way arising out of a breach by Merrill Lynch of its obligations under this agreement.